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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Piper Sandler Companies
(Name of Registrant as Specified In Its Charter)

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2021 Proxy Statement

Piper Sandler
Companies

REALIZE THE POWER OF PARTNERSHIP®

Letter from our Chairman and CEO

April 8, 2021

Fellow Shareholders:

You are invited to join us for our 2021 annual meeting of shareholders which will take place on Friday, May 21, 2021 at 2:00 p.m. Central Time. The meeting will be held virtually via webcast. The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting.

The past year brought tremendous challenges and changes to our everyday life. The COVID-19 pandemic touched us all in painful ways, upending life, health, business, schooling, and social gatherings. The pandemic forced us to quickly transition our employees to a work-from-home environment, and, as the severity of the pandemic impacted the markets, we faced the most uncertain and volatile conditions we have experienced since the financial crisis of 2008. In the summer of 2020, George Floyd's death in Minneapolis, our headquarters, resulted in another painful experience for our community and the entire country.

Amidst the challenges of 2020, we remained focused on our clients, and our employees demonstrated their professionalism and dedication to our clients. We not only fully participated in accommodative markets at various points during the year, but we also achieved relative outperformance and market share gains across our platform. If 2019 was the year we laid the groundwork for our future through our transformative acquisition of Sandler O'Neill & Partners, 2020 was the year we demonstrated the strength and durability of the platform we have built and our ability to execute. I'm proud of how our employees helped us realize our long-term growth strategy, as we leveraged our more diversified and resilient platform to serve our clients as they sought advice, capital, and execution at key moments during the year.

We have also worked to respond to the inequities in our communities highlighted to us all by the death of George Floyd. While recognizing the magnitude of work required to begin to address these inequalities, we believe, with determined and collaborative efforts, we can achieve progress within our own company by creating a more diverse and inclusive workforce. We are committed to work together to create the change our employees, clients, and communities deserve.

As we look ahead to 2021 and beyond, we are confident in the momentum we have and the opportunities for growth ahead. Thanks to the continued effort and talents of our employee partners, our diversified platform and our individual franchises are more durable than ever, and Piper Sandler has become a destination of choice for high quality talent. Given all of this, we are positioned to continue to perform well across market cycles and drive returns for you, our shareholders.

We are furnishing our proxy materials to you over the Internet, which will reduce our costs and the environmental impact of our annual meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to you, which contains instructions on how to access our proxy statement and annual report and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a printed set of proxy materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

We are thankful that you have chosen to be our shareholders, and we look forward to continuing to serve our clients and provide long-term returns to our shareholders.

Sincerely,

Chad R. Abraham Chairman and Chief Executive Officer

Notice of Annual Meeting
of Shareholders

May 21, 2021, at 2:00 p.m., Central Time
Virtually at www.virtualshareholdermeeting.com/PIPR2021

To the Shareholders of Piper Sandler Companies:

The 2021 annual meeting of shareholders of Piper Sandler Companies will be held virtually on Friday, May 21, 2021 at 2:00 p.m., Central time, for the following purposes:

  1.
  The election of nine directors, each for a one-year term.

  2.
  Ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Sandler Companies for the fiscal year ending December 31, 2021.

  3.
  An advisory (non-binding) vote to approve the compensation of the officers disclosed in the attached proxy statement, or say-on-pay vote.

  4.
  Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

We believe that a virtual annual meeting of shareholders provides greater access to those who may want to attend and, therefore, have chosen this over an in-person meeting for 2021. In order to vote on the matters brought before the meeting, you may submit your proxy vote by telephone or internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than 11:59 p.m., Eastern Time on Thursday, May 20, 2021 for any shares you hold directly, and by no later than 11:59 p.m., Eastern Time on Tuesday, May 18, 2021 for any shares you hold in a retirement plan. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States. Holders of record of shares of the company's common stock at the close of business on March 25, 2021 are entitled to notice of, and to vote at, the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 21, 2021

Our proxy statement and 2020 annual report are available at
www.pipersandler.com/proxymaterials.

By Order of the Board of Directors

John W. Geelan Secretary

April 8, 2021

PROXY STATEMENT

PROXY STATEMENT
2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2021

INTRODUCTION

The Board of Directors of Piper Sandler Companies is soliciting proxies for use at the annual meeting of shareholders to be held virtually on May 21, 2021, and at any adjournment or postponement of the meeting. The notice of Internet Availability of Proxy Materials, which contains instructions on how to access this proxy statement and our annual report online, is first being mailed to shareholders on or about April 8, 2021.

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date and Time:	Friday, May 21, 2021, at 2:00 p.m., Central time
Website:	www.virtualshareholdermeeting.com/PIPR2021
Record Date:	March 25, 2021

Virtual Annual Meeting

The 2021 annual meeting of shareholders will be a completely virtual meeting conducted via webcast. We have determined that this is the best method to ensure that our shareholders can participate in the annual meeting, especially given considerations related to COVID-19. All shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the virtual annual meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/PIPR2021.

To participate in the annual meeting, you will need to provide the 16-digit control number included on your proxy card.

If you wish to participate in the annual meeting, please log on to the link included above at least 15 minutes prior to the start of the annual meeting to provide time to register, download the required software, if necessary, and test your internet connectivity. If you access the annual meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate. We believe that a virtual meeting provides greater access to those who may want to attend our annual meeting of shareholders and, therefore, have chosen this over an in-person meeting.

Executive Summary

We ensure that at our virtual meeting, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. These procedures include the ability for shareholders to ask questions during the course of the meeting, post appropriate questions received during the meeting for review by other participants, review our corresponding answers to such questions on our Investor Relations section of our website at www.pipersandler.com as soon as practicable after the annual meeting, and access technical support staff during the meeting in the event of difficulties arising from the use of the virtual meeting platform.

We evaluate annually the method of holding our annual meeting of shareholders, taking into consideration the above factors as well as the proposed agenda items.

Voting Matters

The Board of Directors recommends you vote FOR each Director Nominee listed in Proposal 1, and FOR Proposal 2, and Proposal 3:

Proposal		Page Reference

1.	Election of Directors	7
	The Board of Directors believes the nine nominees as a group have the experience and skills that are necessary to effectively oversee our company.

2.	Ratification of Selection of Independent Auditor	71
	The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2021.

3.	Advisory (Non-Binding) Vote on Executive Compensation	72
	The Board of Directors is asking shareholders to provide advisory approval of the compensation of the officers disclosed in this proxy statement, or a say-on-pay vote.

Executive Summary

How to Participate in the Virtual Meeting

Participate via the internet	Voting during the meeting	Submitting Questions
To attend the virtual meeting, visit www.virtualshareholdermeeting.com/PIPR2021	To vote your shares during the meeting, click on the vote button provided on the screen and follow the instructions provided	Questions may be submitted live during the meeting by typing them in the dialog box provided on the bottom corner of the screen
For technical assistance on the day of the Annual Meeting, call the support line at 844-986-0822 (Toll Free) or 303-562-9302 (International Toll).

Other Ways to Vote Your Shares

Internet	Telephone	Mail
Go to www.proxyvote.com and follow the instructions (have the proxy card or internet notice in hand when you access the website)	Dial 1-800-690-6903 and follow the instructions (have the proxy card in hand when you call)	If you received paper copies of our proxy materials, mark your selection on the enclosed proxy card, date and sign your name, and promptly mail the proxy card in the postage-paid envelope provided

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY ON MAY 21, 2021

Our Proxy Statement for the 2021 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.pipersandler.com/proxymaterials

Executive Summary

2020 Performance Highlights*

In 2020, we demonstrated the strength and resiliency of our platform, with record adjusted net revenues, adjusted net income, and adjusted earnings per share, which reflects strong, broad-based contributions from all of our businesses at various points during the year. Our 2020 performance highlights include:

*
Adjusted net revenues, adjusted net income, adjusted earnings per share, and adjusted ROE (which are used throughout this proxy statement) are non-GAAP financial measures and are further defined and reconciled to the most directly comparable GAAP financial measure in Appendix A to this proxy statement.

Executive Summary

Board Nominees

Our Board of Directors (the "Board") has nominated nine directors for election at the 2021 annual meeting of shareholders: our chairman and chief executive officer, our head of financial services group, and six other currently serving directors. Six of these nine directors are independent under New York Stock Exchange Rules. The Board has determined that our chairman and chief executive officer, Mr. Abraham, our head of financial services group, Mr. Doyle, and Mr. Sterling are not independent. Other than Mr. Sterling, each nominee was elected by the shareholders at the 2020 annual meeting. Mr. Sterling is standing for election by our shareholders as a director of the company for the first time at this year's annual meeting. Mr. Sterling was elected to serve as a director effective January 4, 2021, and was appointed in accordance with the terms of our merger with Sandler O'Neill & Partners, L.P. ("Sandler"), as the second director (the first being Mr. Doyle) mutually agreed to by the Board and representatives of Sandler. Each director was evaluated by the Nominating and Governance Committee in advance of its recommendation of their respective service as a director. Mr. Abraham was elected to serve as chairman of the Board beginning in May 2019. Mr. Soran has served as our lead director since February 2018.

The following table provides summary information on each director nominee. For more detail, please see pages 7 through 12 of this proxy statement.

Chad R. Abraham	Jonathan J. Doyle	William R. Fitzgerald	Victoria M. Holt	Thomas S. Schreier
Chairman and CEO of Piper Sandler Companies	Vice Chairman and Head of Financial Services Group of Piper Sandler Companies	Former Chairman and CEO of Ascent Capital Group	Former President and CEO of Proto Labs, Inc.	Former Chairman of Nuveen Asset Management

Sherry M. Smith	Philip E. Soran	Brian R. Sterling	Scott C. Taylor
Former Executive VP and CFO of SUPERVALU Chair Audit	Former President, CEO and Director of Compellent Technologies Chair Governance; Lead Director	Former Managing Director of Piper Sandler Companies, former Co-Head of Investment Bankng at Sandler & O'Neill & Partners, L.P.	Former Executive VP and General Counsel of NortonLifeLock Inc. Chair Compensation

Executive Summary

Summary of Our Board Composition

Skills and qualifications represented by the director nominees

PROPOSAL ONE—ELECTION OF DIRECTORS

2021 Nominees for Director

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated nine current members of the Board for election at the 2021 annual meeting. These individuals are Chad R. Abraham, Jonathan J. Doyle, William R. Fitzgerald, Victoria M. Holt, Thomas S. Schreier, Brian R. Sterling, Sherry M. Smith, Philip E. Soran, and Scott C. Taylor. Addison L. Piper and Debbra L. Schoneman, who currently serve on our Board, will not be standing for re-election at the 2021 annual meeting of shareholders, and, as a result, the size of our Board will be decreased from eleven to nine directors. Other than Mr. Sterling, each nominee was elected by the shareholders at the 2020 annual meeting. Mr. Sterling is standing for election by our shareholders as a director of the company for the first time at this year's annual meeting. Mr. Sterling was elected by the Board to serve as a director effective January 4, 2021, and was appointed in accordance with the terms of our merger with Sandler O'Neill & Partners, L.P. ("Sandler"), as the second director (the first being Mr. Doyle) mutually agreed to by the Board and representatives of Sandler.

Each of the nominees was evaluated by the Nominating and Governance Committee in advance of its recommendation of their respective service as a director. Mr. Abraham was elected to serve as chairman of the Board beginning in May 2019. Mr. Soran has served as our lead director since February 2018.

Each of the nominees has agreed to serve as a director if elected. Under our majority voting standard and director resignation policy, each nominee will be elected by a majority of the votes cast with respect to that director's election. Any nominee failing to receive a majority will tender his or her resignation to the Board, which shall decide whether to accept or reject the resignation. For more information on our majority voting standard and director resignation policy, please see the section titled "Information Regarding the Board of Directors and Corporate Governance—Majority Voting Standard and Director Resignation Policy" below. Proxies may not be voted for more than nine directors. If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by the Board.

The Board of Directors recommends a vote FOR the election of the nine director nominees. Proxies will be voted FOR the election of the nine nominees unless otherwise specified.

The biographies of each of the nominees below includes information regarding the person's service as a director, work experience, and the experiences, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to determine that the person should serve as a director. Each nominee brings unique capabilities to the Board. The Board believes the nominees as a group have the experience and skills in areas such as senior level management, corporate governance, leadership development, investment banking, capital markets, finance, and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership, and a commitment to representing the long-term interests of our shareholders.

Proposal One: Election of Directors

Chad R. Abraham, Chairman

Chad R. Abraham Age 52 Director since 2018
Principal Occupation: Mr. Abraham has been our chief executive officer since 2018 and chairman of the Board since May 2019. Prior to being appointed chief executive officer, Mr. Abraham previously served as our global co-head of investment banking and capital markets since 2010. He was head of capital markets from 2005 to 2010, and managing director and head of our technology investment banking group from 1999 to 2005. Mr. Abraham began his career at Piper Sandler in 1991 as an investment banking analyst.

Qualifications: Mr. Abraham has more than 25 years of experience in the investment banking and capital markets industry with Piper Sandler, including as our global co-head of investment banking and capital markets from 2010 to 2017. The Board believes he has the knowledge of our company and its business that is necessary to help formulate and execute our business plans and growth strategies.

Jonathan J. Doyle

Jonathan J. Doyle Age 56 Director since 2020
Principal Occupation: Mr. Doyle has been a vice chairman, senior managing principal, and head of our financial services group since January 2020. Mr. Doyle joined our company at the time of our acquisition of Sandler, where he had served as a senior managing principal since January 2012, and partner since January 1995. Mr. Doyle began his career at Marine Midland Bank.

Qualifications: Mr. Doyle has more than 25 years of experience in the investment banking and capital markets industry, including as senior managing principal of Sandler for over eight years, where his responsibilities included management of the firm's business operations and long-term growth strategy. The Board believes that Mr. Doyle's extensive industry experience and his knowledge of financial services investment banking provides important perspective and insight to the Board.

Other Current Directorships:

•

nCino, Inc.

Proposal One: Election of Directors

William R. Fitzgerald

William R. Fitzgerald Age 63 Director since 2014 Piper Sandler Board Committees: • Compensation • Governance
Principal Occupation: Mr. Fitzgerald was chairman of Ascent Capital Group, Inc. from August 2000 through August 2019, and was its chief executive officer from August 2000 through September 2018. Ascent Capital Group (formerly known as Ascent Media Group) was a publicly traded holding company which was ultimately merged with its wholly owned operating subsidiary, Monitronics International, Inc., which offers home and business security alarm monitoring services. In addition, Mr. Fitzgerald previously served as senior vice president of Liberty Media Corporation from July 2000 to December 2012. Mr. Fitzgerald served as executive vice president and chief operating officer for AT&T Broadband (formerly known as Tele-Communications, Inc.) from 1998 to 2000, and as executive vice president, corporate development of TCI Communications, Inc., a wholly-owned subsidiary of Tele-Communications, from 1996 to 1998. Mr. Fitzgerald was previously an investment banking partner with Daniels and Associates (now RBC Capital Markets), and he began his career as a commercial banker at The First National Bank of Chicago.

Qualifications: Mr. Fitzgerald brings to the Board significant management experience from his more than 30 years in the media and telecommunications industries, including as CEO of a publicly traded company. In addition, Mr. Fitzgerald's experience as a partner at a middle-market investment bank provides valuable experience to our management and to the Board.

Other Previous Directorships Held within the Last Five Years:

•

Ascent Capital Group, Inc. (2000 to 2019)

Victoria M. Holt

Victoria M. Holt Age 63 Director since 2019 Piper Sandler Board Committees: • Governance
Principal Occupation: Ms. Holt was president and chief executive officer of Proto Labs, Inc., a publicly-traded custom prototype and low-volume production manufacturing company, from February 2014 through her retirement in March 2021. From 2010 through 2013, Ms. Holt was president and chief executive officer of Spartech Corporation, a producer of plastic sheet, compounds, and packaging products, until its sale to PolyOne in 2013. From 2005 to 2010, Ms. Holt was senior vice president of PPG Industries' glass and fiberglass division.

Qualifications: Ms. Holt's extensive management experience as a former chief executive officer of a growth-oriented, publicly-traded company provides valuable perspective to the Board and management. In addition, Ms. Holt's experience in the industrials sector is valuable to the company as it is a focus area for our investment banking business.

Other Current Directorships:

•

Waste Management, Inc.

Other Previous Directorships Held within the Last Five Years:

•

Proto Labs, Inc. (2014 to 2021)

Proposal One: Election of Directors

Thomas S. Schreier

Thomas S. Schreier Age 58 Director since 2018 Piper Sandler Board Committees: • Audit • Compensation
Principal Occupation: Mr. Schreier was the vice chairman of Nuveen Investments, Inc., and chairman of its largest investment adviser, Nuveen Asset Management, from 2011 to 2014, and, following Nuveen's acquisition by TIAA, from 2014 to 2016. Prior to that, Mr. Schreier was the chief executive officer of FAF Advisors from 2001 to 2010, when it was acquired by Nuveen. Earlier in his career, Mr. Schreier was a senior managing director and head of equity research at Piper Sandler from 1999 to 2001.

Qualifications: Mr. Schreier has extensive leadership experience in the financial services sector, including as a senior leader of significant asset management companies. This leadership experience in human capital-based businesses such as ours, as well as his investment banking industry experience, provides significant value to the Board.

Sherry M. Smith

Sherry M. Smith Age 59 Director since 2016 Piper Sandler Board Committees: • Audit (Chair) • Compensation
Principal Occupation: Ms. Smith served as executive vice president and chief financial officer of SUPERVALU, INC., a grocery wholesaler and retailer, from 2010 to 2013. Prior to that, she held the role of senior vice president of finance from 2005 to 2010, and senior vice president of finance and treasurer from 2002 to 2005.

Qualifications: As a result of her roles at SUPERVALU and the public company boards on which she has served, Ms. Smith has extensive public company financial, accounting, and risk management experience, which provides valuable insight and skills for a director of a publicly traded securities firm such as our company.

Other Current Directorships:

•

Deere & Company

•

Tuesday Morning Corporation

•

Realogy Holdings Corp.

Proposal One: Election of Directors

Philip E. Soran

Philip E. Soran Age 64 Director since 2013 Piper Sandler Board Committees: • Governance (Chair)
Principal Occupation: Mr. Soran served as president, chief executive officer and a director of Compellent Technologies, Inc., a Minnesota-based publicly traded company which he co-founded in March 2002, until its acquisition by Dell Inc. in February 2011. Following the acquisition, he served as the president of Dell Compellent from February 2011 to March 2012. From July 1995 to August 2001, Mr. Soran served as president, chief executive officer and a member of the board of directors of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000.

Qualifications: Mr. Soran's experience founding and building technology companies provides strategic guidance to the Board and management, and his experience in the technology industry is valuable to the company as it is a focus area for our investment banking business. He also has extensive management experience as a former chief executive officer of a publicly traded company of a similar size to our company. Mr. Soran's perspective as a board member of another publicly traded company also provides valuable insight to the Board.

Lead Director: Mr. Soran has been our lead director since February 2018.

Other Current Directorships:

•

SPS Commerce, Inc.

Other Previous Directorships Held within the Last Five Years:

•

Hutchinson Technology Incorporated (2011 to 2016)

Brian R. Sterling

Brian R. Sterling Age 60 Director since 2021
Principal Occupation: Mr. Sterling is a former managing director in the financial services group at Piper Sandler. Mr. Sterling joined Piper Sandler in 2020 in connection with our acquisition of Sandler, where Mr. Sterling had been a principal and co-head of investment banking. Prior to joining Sandler in 2002, Mr. Sterling was a managing director at Merrill Lynch & Co. from 1996 through 2001.

Qualifications: Mr. Sterling has more than 30 years of experience in the investment banking and capital markets industry, including 17 years as co-head of investment banking of Sandler, where his responsibilities included management of the group's employees, business operations, and long-term growth strategy. The Board believes that Mr. Sterling's extensive industry experience and his knowledge of financial services investment banking provides important perspective and insight to the Board.

Proposal One: Election of Directors

Scott C. Taylor

Scott C. Taylor Age 56 Director since 2014 Piper Sandler Board Committees: • Audit • Compensation (Chair)
Principal Occupation: Mr. Taylor served as executive vice president, general counsel, and secretary for NortonLifeLock Inc. (formerly Symantec Corp.), a publicly traded computer security software provider, from August 2008 through January 2020. Mr. Taylor's prior experience includes positions as chief administrative officer, senior vice president and general counsel of Phoenix Technologies Ltd. Prior to that, he was vice president and general counsel of Narus, Inc. Mr. Taylor began his legal career as a corporate attorney at Pillsbury Madison and Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP).

Qualifications: Mr. Taylor brings to the Board significant public company legal and governance expertise developed through his experience as general counsel of two publicly traded companies. In addition, his significant executive experience at leading technology companies provides Mr. Taylor with strong knowledge of the technology industry, which is an area of focus for our investment banking business.

Other Current Directorships:

•

J2 Global Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board conducts its business through meetings of the members of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, and, annually in November, each committee reviews its charter, performs a self-evaluation and establishes a plan for committee activity for the upcoming year. The committee charters are all available on the Investor Relations page of our website at www.pipersandler.com, under the heading "Corporate Governance," together with our Corporate Governance Principles, Director Independence Standards, Director Nominee Selection Policy, Procedures for Contacting the Board of Directors, Codes of Ethics and Business Conduct, and Complaint Procedures Regarding Accounting and Auditing Matters.

Codes of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct applicable to our employees, including our executive officers, and a separate Code of Ethics and Business Conduct applicable to our directors. Directors who also serve as officers of Piper Sandler must comply with both codes. Both codes are available on the Investor Relations page of our website at www.pipersandler.com, under the heading "Corporate Governance." We will post on our website at www.pipersandler.com any amendment to, or waiver from, a provision of either of our Codes of Ethics and Business Conduct within four business days following the date of such amendment or waiver.

Director Independence

Under applicable rules of the New York Stock Exchange, a majority of the members of our Board must be independent, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Piper Sandler. To assist the Board with these determinations, the Board has adopted Director Independence Standards, which are available on the Investor Relations page of our website at www.pipersandler.com, under the heading "Corporate Governance."

The Board has affirmatively determined, in accordance with our Director Independence Standards that, other than Mr. Sterling, none of our non-employee directors has a material relationship with Piper Sandler and that each of them is independent. When determining the independence of our independent directors, the Board considered the following types of transactions or arrangements: (i) with respect to Ms. Holt, the Board considered an business relationship arising from an ordinary course brokerage account maintained with Piper Sandler on the same terms as other similarly situated clients by Ms. Holt's former primary business affiliation, which was deemed to be immaterial under both the New York Stock Exchange listing standards as well as our Director Independence Standards; and (ii) with respect to each of Messrs Piper and Soran, the Board considered immaterial grants in the amounts of less than $10,000 between Piper Sandler and charitable foundations or other non-profit organizations with which each of those directors is associated. All of these relationships are deemed immaterial under our Director Independence Standards.

Board of Directors and Corporate Governance

None of Messrs. Abraham, Doyle, or Sterling can be considered an independent director under New York Stock Exchange corporate governance rules because Messrs. Abraham and Doyle are current employees of Piper Sandler, and because Mr. Sterling was an employee of Piper Sandler within the past three years.

Board Leadership Structure and Lead Director

The Board has no policy with respect to the separation of the offices of chairman and chief executive officer, and it believes the determination of whether to combine the roles of chairman and chief executive officer is a part of the succession planning process, which the Board oversees. Following Mr. Abraham's transition to the role as our chief executive officer, the Board elected Mr. Abraham as our chairman in May 2019. The Board believes that the combination of the roles under Mr. Abraham provides unified leadership for the Board and the company, with one cohesive vision for our organization. As chairman and chief executive officer, Mr. Abraham helps shape the strategy ultimately set by the entire Board and leverages his operational experience to help balance growth and risk management. We believe that the oversight provided by the Board's independent directors, the work of the Board's committees described below, and the coordination between the chief executive officer and the independent directors facilitated by the lead director provides effective oversight of our company's strategic plans and operations.

The Board has a lead director, a position which has been held by Mr. Soran since February 2018. Our lead director has the following duties and responsibilities, as further described in our Corporate Governance Principles:

  •
  presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors, and coordinates the agenda for and moderates these executive sessions;

  •
  serves formally as a liaison between the chief executive officer and the independent directors;

  •
  sets Board meeting schedules and agendas to ensure that appropriate matters are covered and that there is sufficient time for discussion of all agenda items;

  •
  monitors information sent to the Board and advises the chairman as to the quality, quantity and timeliness of the flow of information;

  •
  has authority to call meetings of the independent directors; and

  •
  if requested by major shareholders, makes himself available for consultation and direct communication.

Majority Voting Standard and Director Resignation Policy

Our amended and restated bylaws (the "bylaws") provide for a majority voting standard in uncontested director elections. Each nominee in an uncontested election will be elected by the vote of a majority of the votes cast with respect to that director's election. For these purposes, a majority of votes cast means

Board of Directors and Corporate Governance

that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. "Abstentions" and "broker non-votes" will not be counted as votes cast either "for" or "against" a director's election. Contested director elections will continue to be decided by a plurality vote. Our bylaws require any director nominee failing to receive a majority of the votes cast in an uncontested director election promptly tender his or her resignation to the Board. Within 90 days of certification of the election results, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken, and the Board will publicly disclose its decision regarding the tendered resignation and the rationale behind such decision. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation. For additional information regarding the majority voting standard, see Article II, Section 2.3 of our bylaws.

Board Involvement in Risk Oversight

The company's management is responsible for defining the various risks facing the company, formulating risk management policies and procedures, and managing the company's risk exposures on a day-to-day basis. The Board's responsibility is to monitor the company's risk management processes by informing itself concerning the company's material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible for defining or managing the company's various risks. The Board has allocated responsibility for oversight of specific risks between itself and its committees as provided below. Management regularly reports to each committee and the Board concerning the specific risks it oversees. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board of Directors and Corporate Governance

Meetings of the Non-Employee and Outside Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which Messrs. Abraham, Doyle, and Sterling, Ms. Schoneman, and other members of management do not participate. Our independent directors meet regularly in executive session without any of Messrs. Abraham, Doyle, or Sterling, or Ms. Schoneman, the non-independent directors under New York Stock Exchange rules. Mr. Soran, our lead director, serves as the presiding director at executive sessions of the Board, and the chairperson of each committee serves as the presiding director at executive sessions of such committee.

Committees of the Board

We have three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The table below shows the current membership of these committees:

None of Messrs. Abraham, Doyle, Piper, or Sterling or Ms. Schoneman serve on any of the committees of the Board.

Board of Directors and Corporate Governance

Audit Committee

Members: Sherry M. Smith (Chair) Thomas S. Schreier Scott C. Taylor Number of Meetings in 2020: 12	Functions: The Audit Committee's purpose is to oversee the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of our internal audit function and independent auditor, and compliance with legal and regulatory requirements. To this end, the Audit Committee:

•

Oversees our public financial reporting, and reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in our proxy statement for the annual meeting of shareholders;

•

Oversees and evaluates the performance of the independent auditor;

•

Oversees our risk assessment and management framework;

•

Provides an open avenue of communication among the independent auditor, financial and senior management, the internal auditors and the Board; and

•

Oversees our major risk exposures in the areas of market risk, credit risk, liquidity risk, legal and regulatory risks, operational risk (including cybersecurity), human capital risks related to misconduct and fraud, and legal and compliance matters.

In exercising its authority to oversee, retain, and terminate the independent auditor, the Audit Committee annually reviews the independent auditor's performance and independence, taking into consideration the quality of the Audit Committee's ongoing discussions with the independent auditor, management's perceptions of the independent auditor's expertise and past performance, the appropriateness of fees charged; and the independent auditor's independence qualification, including the independent auditor's provision of any permissible non-audit services and the related fees received for such services, as further described below in the section titled "Audit Committee Report and Payment of Fees to our Independent Auditor—Auditor Fees."

The Audit Committee's responsibilities are more fully described in its charter.

The Board has determined that all members of the Audit Committee are independent (as that term is defined in the applicable New York Stock Exchange rules and in regulations of the Securities and Exchange Commission (the "SEC")), that all members are financially literate and have the accounting or related financial expertise required by the New York Stock Exchange rules, and that each of Ms. Smith, Mr. Schreier, and Mr. Taylor qualify as an "audit committee financial expert" as defined by regulations of the SEC.

Board of Directors and Corporate Governance

Compensation Committee

Members: Scott C. Taylor (Chair) William R. Fitzgerald Thomas S. Schreier Sherry M. Smith Number of Meetings in 2020: 7	Functions: The Compensation Committee's purpose is to oversee the compensation of the company's executive officers as well as other broad-based employee compensation and benefits programs to ensure that our compensation and employee benefit programs are aligned with our compensation philosophy and adequately attract and retain the talent that we rely on as a human-capital business. To that end, the Compensation Committee:

•

Establishes performance goals for our CEO and oversees the performance goals set by our CEO for our other executive officers and annually evaluates their performance;

•

Determines the annual compensation of our CEO and other executive officers;

•

Oversees our executive compensation program, as well as other broad-based incentive, equity-based, retirement or other material employee benefit plans;

•

Reviews and discusses with management the disclosures regarding executive compensation to be included in our proxy statement for the annual meeting of shareholders, and recommends to the Board inclusion of the Compensation Discussion and Analysis in our proxy statement for the annual meeting of shareholders; and

•

Oversees major risk exposures relating to compensation, organizational structure, and succession, and whether the company's compensation arrangements are consistent with effective controls and sound risk management.

The Compensation Committee's responsibilities are more fully described in its charter. For more information regarding the Committee's process in setting compensation, please see "Compensation Discussion and Analysis—How Compensation Decisions are Made" below.

Management Support: The work of the Compensation Committee is supported by our human capital department, primarily through our chief human capital officer, our finance department, primarily through our chief financial officer, and by our legal department, primarily through our general counsel, who all prepare and present information and recommendations for review and consideration by the Compensation Committee. These personnel work closely with the Compensation Committee chair and, as appropriate, our chief executive officer. For more information, refer to the section below titled "Compensation Discussion and Analysis—How Compensation Decisions are Made—Involvement of Executive Officers."

Use of Compensation Consultant: The Compensation Committee has sole authority to engage, retain, and terminate independent compensation consultants, and has retained FW Cook to provide strategic planning, market context, and general advice to the Compensation Committee with respect to executive compensation, as described below under "Compensation Discussion and Analysis—How Compensation Decisions are Made—Compensation Consultant."

The Board has determined that all members of the Compensation Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

Board of Directors and Corporate Governance

Nominating and Governance Committee

Members: Philip E. Soran (Chair) William R. Fitzgerald Victoria M. Holt Number of Meetings in 2020: 4	Functions: The purpose of the Nominating and Governance Committee ("Governance Committee") is to oversee the make-up and succession of our Board to ensure that our Board continues to have the right mix of skills, qualifications, and diversity to effectively oversee our company. To that end, the Governance Committee:

•

Identifies and evaluates candidates for nomination as directors, responds to director nominations submitted by shareholders, evaluates the performance and independence of our Board members, and recommends the slate of director nominees for election at the annual meeting of shareholders and candidates to fill vacancies between annual meetings;

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Oversees committee membership and structure, and recommends qualified members of the Board for membership on committees;

•

Reviews and assesses the adequacy of our Corporate Governance Principles, and recommends to the Board sound corporate governance principles and practices;

•

Oversees administration of our related person transaction policy and reviews the transactions submitted to it pursuant to such policy;

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Oversees the annual evaluation process for the chief executive officer, the Board, and Board committees; and

•

Oversees the Board's committee structures and functions as they relate to risk oversight.

The responsibilities of the Governance Committee are more fully described in the Governance Committee's charter.

The Board has determined that all members of the Governance Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

Annual Board Evaluation Process

The Governance Committee oversees the Board's annual evaluation process. In connection with this process, every year the Governance Committee chair interviews each director and members of management concerning the effectiveness of the Board and its committees, including in the areas of strategic prioritization, risk oversight, director engagement, and management accountability. The Governance Committee chair then reviews and discusses information from these interviews with the Board and its committees. Each of our committee chairs includes any feedback received concerning the committee in its annual self-evaluation, which is discussed by each committee at its next regular meeting. The results of each committee's self-evaluation are reported to the full Board.

Board of Directors and Corporate Governance

Meeting Attendance

Our Corporate Governance Principles provide that our directors are expected to attend meetings of the Board and of the committees on which they serve, as well as our annual meeting of shareholders. Our Board held nine meetings during 2020. Each of our current directors attended at least 75% of the meetings of the Board and the committees on which he or she served during 2020, with the directors collectively attending 98% of the aggregate number of the meetings held by the Board and the committees on which they served during the year. All of our current directors who were serving at the time of our 2020 annual meeting of shareholders attended such virtual meeting.

Procedures for Contacting the Board of Directors

The Board has established a process for shareholders and other interested parties to send written communications to the Board or to individual directors. Such communications should be sent by U.S. mail to the attention of the Office of the Secretary, Piper Sandler Companies, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402. Communications regarding accounting and auditing matters will be handled in accordance with our Complaint Procedures Regarding Accounting and Auditing Matters. Other communications will be collected by the secretary of the company and delivered, in the form received, to the lead director or, if so addressed, to a specified director.

Procedures for Selecting and Nominating Director Candidates

The Governance Committee will consider director candidates recommended by shareholders and has adopted a policy that contemplates shareholders recommending and nominating director candidates. A shareholder who wishes to recommend a director candidate for nomination by the Board at the annual meeting of shareholders or for vacancies on the Board that arise between shareholder meetings must timely provide the Governance Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our bylaws, our Corporate Governance Principles and our Director Nominee Selection Policy described below. Such documentation and the name of the director candidate must be sent by U.S. mail to the Chairperson, Nominating and Governance Committee, c/o the Office of the Secretary, Piper Sandler Companies, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402.

Alternatively, shareholders may directly nominate a person for election to our Board by complying with the procedures set forth in Article II, Section 2.4 of our bylaws, and with the rules and regulations of the SEC. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a shareholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year's annual meeting of shareholders. As a result, any shareholder nominees for election to the Board pursuant to our bylaws must be received no earlier than January 21, 2022, and no later than February 20, 2022. Your notice must

Board of Directors and Corporate Governance

set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

As required by our Corporate Governance Principles and our Director Nominee Selection Policy, when evaluating the appropriate characteristics of candidates for service as a director, the Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. Candidates also must be committed to representing the long-term interests of our shareholders. In addition to these minimum qualifications, the Governance Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and financial expertise, experience as a director of a public company, and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. Based on these factors and the qualifications and background of each director, the Board believes that its current composition is diverse. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Governance Committee will reassess the qualifications of a director, including the director's attendance, involvement at Board and committee meetings and contribution to Board diversity, prior to recommending a director for re-election.

Board of Directors and Corporate Governance

Compensation Program for Non-Employee Directors

During 2020, in response to the outbreak of COVID-19, the first and second quarter cash retainers paid to our non-employee directors were reduced by 50%. As we gained visibility into our 2020 performance and future financial outlook, our non-employee directors' retainers were restored in the third quarter of 2020.

Our non-employee directors participated in our non-employee director compensation program. Our non-employee director compensation program provides for the annual payments described in the table below.

Annual Compensation for Non-Employee Directors for 2020

Board Service	• $70,000 cash retainer (reduced by 50% for the first and second quarters of 2020 in response to COVID-19) • $90,000 grant of shares of our common stock

Service on a Committee	• Audit—$10,000 cash retainer • Compensation—$5,000 cash retainer • Governance—$5,000 cash retainer

Service as a Committee Chair	• Audit—$25,000 cash retainer • Compensation—$15,000 cash retainer • Governance—$15,000 cash retainer

Additional Retainer	• Lead Director—$30,000 cash retainer

Observer Fees	• $1,000 cash per committee meeting attended on which director does not serve

In 2020, all of our non-employee directors participated in the non-employee director compensation program. A director that receives fees for service as a chairperson of a committee does not receive fees for membership on that committee. Non-employee directors who join the Board after the first month of a calendar year are paid a pro rata annual retainer based on the period they serve as a director during the year. The annual grant of $90,000 of shares of our common stock is made on the day of our annual meeting of shareholders to all directors whose service continues after that date. In addition, at the time of a director's initial election to the Board, he or she is granted $60,000 of shares of our common stock. All equity awards granted to our non-employee directors are granted under the Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (the "Incentive Plan"). With respect to Board service in 2021, the annual cash retainer has been increased from $70,000 to $80,000, the annual grant of shares of our common stock has been increased from $90,000 to $95,000, and observer fees have been eliminated.

Our non-employee directors may participate in the Piper Sandler Companies Deferred Compensation Plan for Non-Employee Directors, which was designed to facilitate increased equity ownership in the company. The plan permits our non-employee directors to defer all or a portion of the cash payable to them and shares of common stock granted to them for service as a director of Piper Sandler for any calendar year. All cash amounts and share grants deferred by a participating director are credited to a recordkeeping account and deemed invested in phantom shares of our common stock as of the date the deferred fees otherwise would have been paid or the shares otherwise would have been issued to the

Board of Directors and Corporate Governance

director. Any dividends that we pay on shares of our common stock are also credited as additional phantom shares to the directors' recordkeeping accounts based on the closing price per share of our common stock on the New York Stock Exchange on the date the dividend is paid. No shares of common stock are reserved, repurchased or issued until the director's service ceases. Following the last day of the year in which the director's service ceases, the director will receive a share of our common stock for each phantom share in their recordkeeping account.

Non-employee directors may participate in our charitable gift matching program, pursuant to which we will match a director's gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $5,000 per year. Employees of Piper Sandler who also serve as directors receive compensation for their service as employees, but they do not receive any additional compensation for their service as directors.

Non-Employee Director Compensation for 2020

The following table contains compensation information for our non-employee directors for the year ended December 31, 2020.

	Fees Earned or Paid in Cash
Director	Annual Retainer ($)		Additional Retainer and Meeting Fees ($)		Stock Awards(1)(2) ($)		Total ($)
William R. Fitzgerald	52,596		10,000		90,011		152,607
Victoria M. Holt	52,596		7,000		90,011	(3)	149,607
Addison L. Piper	52,596		14,000		90,011		156,607
Thomas S. Schreier	52,596		15,000		90,011		157,607
Sherry M. Smith	52,596		30,000		90,011		172,607
Philip E. Soran	52,596	(3)	46,000	(3)	90,011	(3)	188,607
Scott C. Taylor	52,596		25,000		90,011	(3)	167,607

(1)
Represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718.

(2)
Our non-employee directors hold no outstanding stock option awards.

(3)
These amounts were deferred pursuant to the Piper Sandler Companies Deferred Compensation Plan for Non-Employee Directors.

Compensation Discussion and Analysis

Highlights of 2020 Financial Performance

Our strong 2020 financial results reflected our employees' unwavering focus on our clients throughout the year, with strong relative performance by each of our businesses at various points. We achieved record adjusted net revenues of $1.23 billion, a 50% increase from 2019, which reflected broad-based contributions from all of our businesses during the year as well as the additions of Sandler and Weeden & Co., L.P. ("Weeden") to our platform. We also achieved record adjusted net income of $177.6 million, a 67% increase from 2019, and record adjusted earnings per share of $10.02, a 36% increase from 2019.(1) Our adjusted corporate investment banking revenues for the year were $739 million, putting us close to the goal of $750 million that we have set for our company. We ended 2020 with an adjusted operating margin in excess of 20%, and an adjusted ROE of 18.6%, which was the highest in our company's history. We believe that these results reflect the strong foundation that we have laid in recent years, focused on consistent, profitable market-share growth anchored around leading franchises.

(1)
Adjusted net revenues, adjusted net income, adjusted earnings per share, adjusted operating margin, and adjusted ROE (which are used throughout this proxy statement) are non-GAAP financial measures and are further defined and reconciled to the most directly comparable GAAP financial measure in Appendix A to this proxy statement.

Executive Compensation: Compensation Discussion and Analysis

The following were the key aspects of our 2020 financial performance considered by our Compensation Committee (referred to as the "Committee" in this Compensation Discussion and Analysis) when determining executive officer compensation for 2020:

Adjusted Net Revenues ($M)*	Adjusted Earnings Per Share*

Adjusted ROE*	Total Shareholder Returns ("TSR") (as of 12/31/2020)

    *
    From continuing operations only.
  •
  We generated record adjusted net revenues of $1.23 billion, demonstrating the strength and resiliency of our platform, and our ability to successfully execute on and integrate our significant acquisitions of Sandler and Weeden.

  •
  We achieved record adjusted net income of $177.6 million, adjusted earnings per share of $10.02, and an adjusted ROE of 18.8%, demonstrating the operating leverage in our business that we receive from our scale and strong performance, and our discipline in focusing on profitable growth, especially in our higher-margin advisory and capital markets businesses.

  •
  Our corporate investment banking business achieved $739 million in adjusted net revenues in 2020, which included record corporate financing revenues of $295.3 million.

At the end of 2020, our five-year TSR was at the 84th percentile among our peer group. We believe that our long-term strategy of focusing on investments and growth in our higher margin, capital-light, and variable cost businesses, operating discipline, and execution on opportunistic strategic acquisitions and investments will continue to drive strong returns for our shareholders.

Executive Compensation: Compensation Discussion and Analysis

  Our 2020 Financial Performance

The diversification of our platform was demonstrated by the broad-based contributions from each of our businesses during the year. In the first quarter of 2020, when activity in our investment banking business slowed down as a result of the outbreak of COVID-19, our equities and fixed income institutional brokerage businesses, which had been significantly bolstered through our 2019 acquisitions of Sandler and Weeden, helped our clients to navigate severe market volatility. Then, beginning in the second quarter and continuing through the rest of the year, our capital markets business performed at record levels as clients looked to strengthen their balance sheets and take advantage of an accommodative capital raising environment. Our healthcare team made significant contributions to our equity financing results with market share gains during the year, and our financial services group, who joined us from our acquisition of Sandler, maintained their historically strong market share in excess of 50% for debt financings undertaken by community and regional banks. Lastly, in the fourth quarter, our advisory and public finance businesses rebounded to set quarterly revenue records.

Importantly, our 2020 results reflect strong contributions from two of our strategic acquisitions that we announced in 2019: Sandler and Weeden. Our performance in 2020 demonstrated the value of those strategic investments and our ability to execute. Also in 2020, we completed the acquisitions of two other market-leading franchises: The Valence Group, LLC (the "Valence Group"), a chemicals advisory boutique, and TRS Advisors LLC ("TRS Advisors"), a restructuring boutique. We believe that each of these acquisitions will contribute additional product diversification and resiliency to our platform throughout the market cycle.

Our record financial performance and execution during the year impacted the level of incentive compensation paid to our executive officers for 2020 performance, as more fully discussed below in this Compensation Discussion and Analysis.

Our Response to COVID-19

As COVID-19 spread throughout the world in March 2020, our firm had to respond to a number of challenges. Uncertainty over the economic impact of the pandemic resulted in some of the highest levels of volatility in equity and fixed income markets since the financial crisis of 2008. This volatility and the uncertainty in the market greatly impacted our clients, who then turned to Piper Sandler for advice and execution. At the same time, in response to concerns about the health and well-being of our employees, we quickly implemented work-from-home capabilities across our entire firm, and nearly all of our employees transitioned to a work-from-home environment while they continued to help our clients navigate unprecedented market conditions.

With respect to our own financial actions at that time, we quickly moved to a more conservative position by prudently managing our capital and costs. The steps we took in this regard included cutting base salaries for a significant number of our managing directors, including our Leadership Team, and reducing our dividend in the second quarter of 2020. As confidence in global markets gradually returned throughout the summer and into the fall, and we gained visibility into our financial outlook, we fully restored our quarterly dividend in December 2020. Our special 2020 annual dividend, which was paid in March 2021, was $1.85 per outstanding share of our common stock, bringing the total quarterly and special annual dividends paid with respect to 2020 to $3.10 per share, which was an approximately 38% increase from 2019. Meanwhile, we implemented a number of health and safety measures in our offices, and many of our employees have become comfortable returning to the office.

Executive Compensation: Compensation Discussion and Analysis

To summarize, the steps we took in 2020 in response to the outbreak of COVID-19 were primarily as follows:

Our Response to COVID-19

•	Our Board held special meetings in March and April to discuss with management the Company's response to the COVID-19 pandemic and capital plan.
•	We quickly transitioned to a work-from-home environment for over 90% of our employees in the interest of their health and well-being.
•
Prudently managed capital and costs, reducing our quarterly dividend and implementing base salary cuts for a significant number of our managing directors, including for our Leadership Team, until we gained better visibility into our outlook.
•	Implemented return-to-office safety measures, with the option to continue working from home.

No Compensation Program Changes in Response to COVID-19

As described above, one of our first actions following the widespread outbreak of the COVID-19 pandemic was to reduce the base salaries of a significant number of our managing directors, including our Leadership Team, in an effort to manage costs and our capital position.

Other than cuts to base salaries, we did not make any other changes to our annual or long-term incentive program or executive compensation in response to COVID-19 during 2020. We did not restore our named executive officers' base salaries until January 1, 2021. Due to our strong financial performance during 2020, additional annual cash incentive compensation was earned by our executive officers under our annual incentive plan, which offset the reduction in their 2020 base salaries.

Named Executive Officers

Throughout this proxy statement, we refer to our chief executive officer ("CEO"), chief financial officer ("CFO"), and each of our three other most highly compensated executive officers for 2020, collectively as the "named executive officers." In addition to our CEO and CFO, this group includes Debbra L. Schoneman, our president, R. Scott LaRue, our global co-head of investment banking and capital markets, and Jonathan J. Doyle, our head of the financial services group.

Our Transformational Acquisition of Sandler

In January 2020, we completed our acquisition of Sandler, a leading middle-market investment bank focused on the financial services sector. Sandler represented the best-in-class for the quality of their professionals, the depth of their client relationships, and their industry-leading advice. That is why we renamed our collective company Piper Sandler Companies following the acquisition—to reflect the unique opportunity of our new company while acknowledging our deep respect for the Sandler legacy.

Executive Compensation: Compensation Discussion and Analysis

The transaction was our largest acquisition since becoming a public company, and a major milestone in our 125-year history. But it is not size alone that makes it transformational. The deal was a significant step forward in realizing our vision of what we are building—a leading financial advisory and capital markets firm that wins through deep sector expertise, candid advice, and a differentiated, highly productive culture—enabling growth and success for our clients, as well as rewarding careers for our employees.

Sandler now forms our financial services group, with over 300 employees, and is led by Mr. Doyle, one of the two former senior managing principals of Sandler. The results that the Sandler team achieved during 2020 exceeded our expectations and contributed meaningfully to our firm-wide profitability. Even as their advisory services business slowed from the impact of the pandemic, the group's debt capital markets and fixed income franchises performed very strongly, demonstrating our diversified and complementary offering of solutions for clients and the depth and importance of our client relationships and strategic capabilities. We continue to find ways to increase collaboration and synergies between the legacy Piper and Sandler businesses, and believe that the combination will continue to deliver strong returns for our shareholders.

  One-Time Employment Agreement with Mr. Doyle

A key to ensuring a successful transaction with Sandler will be the long-term retention of Sandler's human capital. As part of that effort, Sandler's senior leadership transitioned to Piper Sandler and remains an integral and essential part of making the transformational acquisition a success. Mr. Doyle became our vice chairman and head of the financial services group, and we appointed him to the Board in January 2020. His leadership has helped to ensure the success of the integration and that Sandler's business remained stable and productive throughout 2020. Further, Mr. Doyle remains a key producer within the financial services group as he continues to advise clients.

In connection with the acquisition, we made the strategic decision to enter into a special, one-time employment agreement with Mr. Doyle that provides for minimum levels of incentive compensation from 2020 through 2024 while providing us with extensive restrictive covenants, including a five-year non-compete, designed to protect the value paid in the transaction.

Under his employment agreement, Mr. Doyle will receive an annual base salary of $500,000. With respect to both 2020 and 2021, Mr. Doyle's total compensation, consisting of base salary and annual incentive compensation, will be between $7,000,000 and $10,000,000 per year, with his incentive compensation being paid as a mix of 60% cash and 40% performance-based or restricted compensation awards, including long-term performance share units. For the years 2022, 2023, and 2024, Mr. Doyle's annual incentive compensation will be no less than $5,000,000 per year, with his incentive compensation being paid in the same mix of cash and performance-based or restricted compensation awards as is paid to our co-heads of investment banking and capital markets. If Mr. Doyle is terminated by the company without cause, he will receive an annual bonus for the year in which he was terminated, but not for any additional years.

Although it is not our practice to enter into an employment agreement with an executive officer that provides for minimum levels of incentive compensation, our Board believed that doing so in this instance was appropriate in light of the transformational nature of our acquisition of Sandler as well as the following considerations:

Executive Compensation: Compensation Discussion and Analysis

Why We Entered into the One-time Employment Agreement with Mr. Doyle

•

The Employment Agreement was Essential to Completing the Acquisition of Sandler—Although it is not our practice to enter into employment agreements with executive officers offering minimum levels of compensation, Mr. Doyle's one-time employment agreement was essential to completing the acquisition of Sandler. The employment agreement provided Mr. Doyle, who had not previously worked for a public company, with a clear, five-year transition from the private partnership compensation that he had historically received at Sandler, to our public company executive compensation program. This transition provided Mr. Doyle confidence that the compensation that he would receive for his productivity and management of the financial services group would be similar to what he had received historically. At the end of the five-year transition period, Mr. Doyle will fully join our executive compensation program.

Five-Year Transition to Executive Compensation Program

•

Mr. Doyle is a Significant Revenue Producer—Mr. Doyle both manages the 300-employee financial services group and continues to advise clients. In 2020, as in prior years, he was one of that group's top revenue producers. When viewed within the context of the business he produces in addition to his responsibilities for managing the financial services group and serving as a member of our Leadership Team, we believe that Mr. Doyle's compensation is both reasonable and appropriate.

•
Mr. Doyle's Incentive Compensation is Governed by our Compensation Ratio—As part of our acquisition of Sandler, our financial services group, including Mr. Doyle, agreed to operate within the parameters set by our historical compensation ratio (i.e., the portion of our revenues that are paid out to employees in compensation and benefits). In 2020, our firm-wide adjusted compensation ratio including the financial services group was 61.9%, which was unchanged from 2019, prior to our acquisition of Sandler. This agreement means that Mr. Doyle's incentive compensation must take into consideration the limit set by the financial services group's compensation ratio, as well as the compensation that Mr. Doyle has allocated to the employees within his group, including revenue producers. This arrangement is important and favorable to shareholders because it protects our margins, and requires that Mr. Doyle's incentive compensation be dependent upon the performance of our financial services group as a whole.

•
We Secured a Critical Five-year Non-Compete—As part of Mr. Doyle's employment agreement, we required Mr. Doyle to agree to a significant five-year non-compete agreement which prevents him from competing in the investment banking sector until 2025, and in the financial services sector more broadly until 2023. This non-compete agreement was important to the acquisition, as it ensures that Mr. Doyle cannot go to a competitor in the first few critical years following the integration.

•
Mr. Doyle is our largest individual shareholder—Another way that we ensured alignment and retention of Sandler's human capital was by delivering approximately 24% of the consideration for the acquisition in the form of shares of restricted stock which ratably vests over the three years following the closing. Given his ownership of Sandler, Mr. Doyle received 162,155 shares of restricted stock in consideration, as well as an additional $9.9 million, or 124,286 shares, of retention restricted stock which is described below. These grants resulted in Mr. Doyle becoming our largest individual shareholder, further aligning Mr. Doyle with our shareholders generally, and incentivizing him to create long-term value for our company as a whole.

Given these considerations, the Board determined that the decision to enter into Mr. Doyle's employment agreement was, on balance, advantageous to the company, particularly in light of his on going role in the leadership of the financial services group and the company, his significant revenue production, the length of his non-compete, the express connection to the company's compensation ratio, and—most importantly—the strategic and transformational nature of the transaction and its potential to grow and create shareholder value.

Executive Compensation: Compensation Discussion and Analysis

  One-Time Retention Restricted Stock Award Granted to Mr. Doyle

Given Mr. Doyle's importance to the successful integration and productivity of the financial services group, we granted Mr. Doyle a $9.9 million restricted stock award on January 3, 2020, in connection with the closing of the acquisition of Sandler. Mr. Doyle's restricted stock award has a substantial vesting period of five years. As long as Mr. Doyle remains an employee of Piper Sandler, his restricted stock award will vest ratably on January 17 of each of 2023, 2024, and 2025, subject to accelerated vesting if Mr. Doyle's employment is terminated without cause or for good reason. Therefore, although the full amount of Mr. Doyle's special $9.9 million retention restricted stock award is represented as 2020 compensation in this year's Summary Compensation Table included below, Mr. Doyle will only realize the full value of the award if he remains an employee of Piper Sandler until 2025.

  Mr. Doyle's Retention Restricted Stock Award Will Not Begin to Vest Until 2023

  Shareholder Engagement on Mr. Doyle's Employment Agreement

Although we entered into the one-time employment agreement with Mr. Doyle because the Board believed that the arrangement, and the Sandler acquisition as a whole, was in our Company's best interests, we did so with the knowledge that many of our shareholders would be focused on the agreement and the rationale for entering into it. Given this, we reached out to our 10 largest shareholders to explain the importance of Mr. Doyle's employment agreement and to discuss our executive compensation program as a whole during 2020. Included in these discussions was our management as well as the independent chair of the Compensation Committee whenever requested by the shareholder. Throughout these discussions, we provided our shareholders with the context surrounding the agreement, namely:

  •
  Mr. Doyle's employment agreement is a one-time situation that was essential to completing the most transformational acquisition in our 125-year history, and to transition Mr. Doyle from a private partnership compensation model to a public company compensation model.

  •
  Mr. Doyle's compensation should be viewed in light of the value of the Sandler acquisition, as well as the amount of revenue that Mr. Doyle is individually responsible for producing.

  •
  Mr. Doyle's incentive compensation is included in and limited by the financial services group's overall compensation ratio, which maintains our margins, and we believe is favorable to our shareholders.

  •
  Mr. Doyle's agreement to a five-year non-compete in return for the employment agreement is significant, and helps ensure the success of our acquisition of Sandler.

Executive Compensation: Compensation Discussion and Analysis

In summary, we sought to impress upon our shareholders that it is not our practice to enter into employment agreements with our executive officers, and that Mr. Doyle's employment agreement is a one-time situation unique to our acquisition of Sandler. The feedback that we received from our shareholders was constructive. They expressed an understanding of our rationale for entering into the employment and its context within the Sandler acquisition, and emphasized the importance of our continued disclosures and our explanation of our rationale to shareholders.

Executive Compensation Program

In 2020, consistent with previous years, our named executive officers' compensation consisted primarily of three elements: base salary, annual incentive compensation (including cash and restricted compensation), and long-term incentive awards in the form of long-term performance share units ("PSUs").

Base Salary
2020 base salaries were reduced by 43% to 48% to manage costs in response to the COVID-19 pandemic. Salaries provide a market-competitive amount of cash compensation for each executive that is not variable.
Annual Incentive Compensation
Our annual incentive program directly aligns our named executive officers' annual incentive pay with our adjusted pre-tax operating income. Increasing our profitability is a key objective for us as we seek to maximize long-term value for our shareholders. Annual incentive compensation is paid in a mix of cash and restricted compensation in the form of shares of our common stock and shares of certain investment funds.
Long-Term PSU Awards
Our PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by directly tying the value of the award to certain long-term performance metrics. The PSU award will be earned only if over the 36-month performance period we achieve a certain (1) adjusted ROE or (2) relative TSR compared to a broad index of financial services companies. The amount of PSUs awarded to each named executive officer is based on the amount of annual incentive compensation paid to the named executive officer.

Executive Compensation: Compensation Discussion and Analysis

For compensation earned for individual performance in 2020 and paid or granted in February 2021, our named executive officers' total incentive compensation was paid or granted as follows:

 2020 Incentive Compensation Program (paid or granted in February 2021)

* In accordance with his employment agreement, Mr. Doyle received 27% of his performance or restricted compensation in the form of a PSU award, and 73% in time-vested compensation (including shares of Piper Sandler restricted stock and MFRS).

Executive Compensation: Compensation Discussion and Analysis

Our Compensation Practices Demonstrate Sound Governance

Our compensation practices demonstrate sound corporate governance. We continually review our executive compensation program to ensure it reflects good governance practices and the best interests of shareholders. Our executive compensation program currently includes:

	What we do:		What we do NOT do:
✓	Annual incentives directly tied to our adjusted pre-tax operating income, a measure of our profitability;	X	No stand-alone change-in-control agreements;
✓	Long-term PSU awards directly tied to (1) adjusted ROE, a key operating performance metric, and (2) returns generated for our shareholders as measured by relative TSR;	X	No repricing of underwater stock options;
✓	Stock ownership guidelines for executive officers and directors, supplemented with an anti-hedging policy;	X	No excessive perquisites;
✓	"Double trigger" change-in-control provision for all equity awards;	X	No hedging transactions or short sales of our common stock permitted for any employee, including executive officers;
✓	Clawback policy to recover incentive compensation in certain circumstances;	X	No tax gross-ups on perquisites, severance, or change in control payments;
✓	On-going shareholder outreach by our Compensation Committee and management to solicit feedback on compensation and governance;	X	No executive pensions or additional benefit accruals under nonqualified executive retirement programs; and
✓	Independent compensation consultant provides input into the Compensation Committee's compensation determinations;	X	No unearned dividends paid on unvested equity awards.
✓	Peer group reviews are conducted annually by our Compensation Committee to ensure the ongoing relevance of each peer; and
✓	Cap on cash incentives limits the portion of the CEO's, CFO's and president's incentive awards that may be paid in cash.

Executive Compensation: Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward corporate performance annually and over the long term, as measured by increasing shareholder value. Compensation also must be internally equitable and externally competitive and meet the following core objectives:

Core Compensation Principles and Objectives

Principle	Objectives	How We Achieved These Objectives

• Drive Profitability

Most of the total compensation paid to our named executive officers is based on our adjusted pre-tax operating income. In addition, up to half of the PSU award is earned only if our adjusted ROE meets certain levels.

Pay for Performance	• Drive Shareholder Returns

Our executive officers are granted a PSU award which vests if we achieve certain levels of (1) adjusted ROE, or (2) relative TSR over a three-year performance period from the date of grant. If we do not meet either metric's respective threshold level of performance at the end of the three-year performance period, the portion of the PSU relating to that metric is forfeited.

• Demonstrate Leadership

Our named executive officers' performance is also measured against defined objectives in areas such as strategic initiatives, business performance, leadership effectiveness, and internal talent development, which impacts their annual incentive compensation amounts.

Sustain and Strengthen	• Attract Talent

Because our business is highly competitive and relies on the talents and efforts of our employees, our compensation program is designed to be competitive to allow us to attract the most talented people who are committed to the long-term success of our company.

the Franchise	• Retain Talent

Our success drives the compensation realized by our executive officers, both in the form of increased incentive compensation paid and in appreciation of the company's stock price, which makes up a significant portion of our executive officers' annual incentive compensation in the form of time-vested restricted stock.

Align Risk and Reward	• Foster Balanced Risk- Taking

We use a mix of compensation components—base salary, annual incentives and long-term incentives—to create an environment that encourages increased profitability for the company without undue risk-taking. We also have an incentive compensation recovery policy that allows the Committee to recover incentive compensation under certain circumstances.

Align Employees with Shareholders	• Encourage Equity Ownership

We use equity ownership to directly align the interests of our executive officers with those of our shareholders in creating long-term shareholder value. A significant portion of annual incentives is paid in restricted shares of our common stock, and each executive officer is subject to our stock ownership guidelines that requires them to hold a specified multiple of their base salary in shares of our company stock while they are an executive officer.

Executive Compensation: Compensation Discussion and Analysis

How Compensation Decisions are Made

The Committee is responsible for approving the compensation paid to our executive officers and ensuring it meets our compensation objectives. With respect to our CEO, the Committee has sole responsibility for evaluating performance and determining his compensation. In doing so, the lead director solicits evaluation input from each member of the Board and also leads a discussion of the full Board reporting on the results of the annual evaluation and reviewing the CEO's self-evaluation.

At the beginning of each year, the Committee approves the amount of incentive compensation to be paid to our executive officers in recognition of prior-year performance, approves their base salaries for the current year if there are changes, and establishes incentive compensation targets for the upcoming year based on benchmarking data and the company's financial plan. Subject to limits on the compensation that may be paid under the annual incentive program, including a cap on the amount of cash incentives that may be paid to our each of our CEO, CFO and President, which for 2020 was equal to five times their respective base salary for a given year, the Committee has full discretion to determine the amount of compensation to be paid to the executive officers.

  Involvement of Executive Officers

The work of the Committee is supported by our human capital department, our finance department, and our legal department. Our Chief Human Capital Officer, CFO, and General Counsel, with input from the CEO, prepare and present information and recommendations for review and consideration by the Committee, including:

  •
  The annual performance goals for each executive officer;

  •
  Financial information for the company and each business unit reviewed in connection with executive compensation decisions;

  •
  The firms considered in the compensation peer group and financial and compensation data for those firms (including TSR for those firms as compared to the company);

  •
  The performance evaluations and compensation recommendations for the executive officers;

  •
  Tally sheets specifying each element of compensation paid to the executive officers for the current and prior year and reflecting total proposed compensation and potential compensation under various scenarios; and

  •
  The evaluation and compensation process to be followed by the Committee.

  Compensation Peer Group

The Committee and its independent compensation consultant, with input from management, annually identify a compensation peer group of firms with which we compete for executive talent. As a middle-market, full-service investment bank, there are a limited number of other companies that are directly comparable to Piper Sandler. Our peer group includes companies primarily consisting of investment

Executive Compensation: Compensation Discussion and Analysis

banks with revenues and market capitalizations similar to ours. Our 2020 peer group, which we use to benchmark our 2020 compensation against generally, consisted of the following companies:

2020 Peer Group
Canaccord Genuity Group Inc.	Jefferies Financial Group Inc.
Cowen Group, Inc.	Lazard Ltd.
Evercore Partners Inc.	Moelis & Co.
FTI Consulting, Inc.	Oppenheimer Holdings Inc.
Greenhill & Co.	PJT Partners, Inc.
Houlihan Lokey, Inc.	Stifel Financial Corp.

We also may use data from external market surveys to the extent that such surveys are available and provide representative data, and we may review publicly available data for similar companies that are not direct competitors to address issues we may encounter obtaining compensation information for executives holding positions comparable to our executive officers. The peer group market data is an important factor considered by the Committee when setting compensation, but it is only one of multiple factors considered by the Committee, and the amount paid to each executive may be more or less than the composite market median based on individual performance, firm performance, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Committee deems important. As such, the Committee uses peer group and market survey information to put the total compensation proposed to be paid to each named executive officer in context of pay ranges for like positions at similar companies and to confirm that any variances from market norms are justified in light of the specific circumstances of our named executive officers.

The Committee and management use the peer group above for benchmarking compensation levels and firm performance; however, the PSU awards use a broader group of financial services firms for purposes of measuring the relative TSR metric of the PSU awards.

  Compensation Consultant

The Committee engaged FW Cook as its independent compensation consultant for 2020. The Committee considers advice and recommendations received from FW Cook in making executive compensation decisions. FW Cook does not provide services to us other than the advice it provides to the Committee and FW Cook has advised the Committee that the fees and direct expenses received from us during 2020 were less than 1% of FW Cook's consulting income for the period. FW Cook also has advised us that neither it nor, to its knowledge, any member of its consulting team serving the Committee owns any shares or other securities of Piper Sandler. After considering the foregoing, as well as FW Cook's conflict of interest policies and procedures and the lack of known business and personal relationships between FW Cook, its team members serving the Committee and the members of the Committee and our executive officers, the Committee concluded that FW Cook's work for the Committee does not raise any conflict of interest concerns.

  Say-on-Pay

At our 2020 annual meeting of shareholders, our say-on-pay proposal received "for" votes that represented approximately 97.0% of the aggregate number of shares that voted "for" and "against" the proposal, which was substantially similar to our 2019 results. We believe that this result reflects

Executive Compensation: Compensation Discussion and Analysis

endorsement of the Committee's handling of executive compensation matters. The Company regularly reaches out to its largest institutional shareholders to seek their input and perspectives on our executive compensation program.

Clawback Policy

The Board has adopted a clawback policy that allows the Committee to recover incentive compensation from any current or former executive officer if that executive officer engages in intentional misconduct that caused or contributed to noncompliance with a financial reporting requirement under the federal securities laws which requires the company to file an accounting restatement with the SEC. If the Committee seeks to recover incentive compensation following an accounting restatement, the amount of incentive compensation subject to recovery would be the amount in excess of what the executive officer would have earned based on the restated financial results as determined by the Committee. In addition, regardless of whether there is an accounting restatement, the Committee may recover incentive compensation from a current or former executive officer if that executive officer engages in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the company's financial results as filed with the SEC. The incentive compensation recoverable in this circumstance will be based on the Committee's determination of the harm caused by the executive officer's conduct and the incentive compensation awarded to the officer with a vesting or performance period during which the conduct took place.

  2020 Named Executive Officer Compensation Overview

The table below shows the base salary, annual incentive compensation, and fair value of the long-term incentive award PSU grants that were paid or awarded to each named executive officer in connection with the 2020 executive compensation program. Importantly, this Supplemental Compensation Table differs from the Summary Compensation Table appearing later in this proxy statement.

For example, the "Restricted Compensation Incentive" column in the table below shows the restricted shares of our common stock that were earned as part of the annual incentive compensation program for 2020 performance, but were granted in February 2021. In contrast, the Summary Compensation Table appearing later in this proxy statement shows for 2020 the restricted shares of our common stock that were granted in February 2020, meaning that they were earned as part of the annual incentive compensation program for 2019 performance.

Similarly, the Supplemental Compensation Table below shows in the "Long-Term PSU Award" column the PSUs granted to our executive officers in February 2021. In contrast, the Summary Compensation Table appearing later in this proxy statement shows for 2020 the PSUs granted in February 2020, meaning that they were earned as part of the compensation program for 2019 performance.

This table is not a substitute for the information required by SEC rules, specifically the Summary Compensation Table and the related tables appearing later in this proxy statement.

Executive Compensation: Compensation Discussion and Analysis

Supplemental Compensation Table

			Incentive Compensation
								Total Including One-Time Grant
Name		Base Salary	Cash Incentive(1)	Restricted Compensation Incentive(2)	Long-Term PSU Award(3)	Incentive Total	One-Time Grants(4)
Chad R. Abraham	2020	$283,333	$2,750,000	$2,214,000	$1,978,000	$6,942,000	—	$7,225,333
Chairman and CEO	2019	$550,000	$1,650,000	$1,675,000	$1,675,000	$5,000,000	—	$5,550,000
	2018	$550,000	$1,420,000	$1,065,000	$1,065,000	$4,100,000	$1,200,010	$5,300,010
Debbra L. Schoneman	2020	$266,667	$2,120,000	$636,000	$777,000	$3,533,000	—	$3,799,667
President	2019	$500,000	$1,225,000	$612,500	$612,500	$2,450,000	—	$2,950,000
	2018	$500,000	$850,000	$425,000	$425,000	$2,200,000	$800,015	$3,000,015
Timothy L. Carter	2020	$241,667	$1,175,000	$352,000	$431,000	$1,958,000	—	$2,199,667
CFO	2019	$425,000	$637,500	$318,750	$318,750	$1,275,000	—	$1,700,000
	2018	$425,000	$370,000	$185,000	$185,000	$1,165,000	—	$1,165,000
Jonathan J. Doyle(5)	2020	$260,898	$5,427,000	$2,388,000	$868,000	$8,683,000	$9,895,652	$18,839,550
Vice Chairman, Head of Financial Services Group
R. Scott LaRue	2020	$241,667	$2,599,000	$728,000	$832,000	$4,159,000	—	$4,400,667
Global Co-Head of	2019	$425,000	$2,296,250	$939,375	$939,375	$4,175,000	—	$4,600,000
Investment Banking	2018	$425,000	$1,966,250	$804,376	$804,375	$3,575,001	—	$4,000,001
and Capital Markets

(1)
2020 amounts reflect the cash compensation portion of amounts paid under the 2020 annual incentive compensation program in February 2021.

(2)
2020 amounts reflect the value of the time-vested restricted shares of our common stock and restricted investment fund shares granted in February 2021 as the restricted compensation portion of amounts paid under the 2020 annual incentive compensation program.

(3)
2020 amounts reflect the value of the PSU awards made in February 2021 as the long-term performance-based portion of amounts paid under the 2020 annual incentive compensation program.

(4)
On February 15, 2018, the Committee granted one-time non-qualified stock option awards to Mr. Abraham and Ms. Schoneman related to their promotions to the roles of CEO and President, respectively, on January 1, 2018. The options were awarded with a strike price of $99.00 per share, which represented a 10% premium to the closing price per share of our common stock on the grant date. The grant date fair value of the awards made to Mr. Abraham and Ms. Schoneman were $1,200,010 and $800,015, respectively. On January 3, 2020, Mr. Doyle was granted a one-time retention award of 124,286 shares of restricted stock from a special employment inducement award pool that we created to retain Sandler employees following the closing of our acquisition of Sandler. Mr. Doyle's retention award ratably vests only if Mr. Doyle remains an employee of our company through the third, fourth, and fifth anniversaries of the closing date. Mr. Doyle's award is discussed in more detail above under the section titled "One-Time Retention Restricted Stock Award Granted to Mr. Doyle."

(5)
Mr. Doyle was not an employee of our company during 2019 or 2018. Accordingly, the table above includes the compensation of Mr. Doyle only for the applicable year in which he was one of our named executive officers.

  2020 Incentive Compensation

Our executive officer incentive compensation program contains two components: (1) our annual incentive program, and (2) our long-term PSU award program. Our annual incentive program is intended to directly align annual incentive pay with a measure of our profitability. Our long-term PSU award program is intended to directly align long-term incentive pay with our (1) adjusted ROE and (2) relative TSR. Each year, annual incentives are determined based on individual and business line performance as measured by our adjusted pre-tax operating income. Long-term PSU awards are then granted to our executive officers with values that are tied to the amount of annual incentives that each executive officer earned during that year. The executive officer must then earn the PSU award through long-term performance.

Executive Compensation: Compensation Discussion and Analysis

2020 Incentive Compensation Overview

  •
  Our annual incentive program directly ties our executive officers' annual incentives to our adjusted pre-tax operating income. With respect to 2020 performance, each executive officer received annual incentives based on the adjusted pre-tax operating income of our company or their business line, as applicable, which the Committee had the discretion to further adjust based on individual and business line performance considerations. Annual incentives are delivered in a mix of cash and time-vested restricted compensation. Our named executive officers also were granted a long-term PSU award in an amount that is directly related to their annual incentives.

  •
  For 2020 performance, total incentive compensation paid to our named executive officers in annual incentives and long-term PSU awards increased by 28.6% as compared to 2019, reflecting the increase in our adjusted pre-tax operating income from the strong performances across all of our business at various points during the year.

Adjusted Pre-Tax Operating Income	Named Executive Officers' Annual Incentive Awards* (cash, time-vested restricted compensation, and PSUs)	Named Executive Officers' Annual Incentive Awards* After Accounting for Reductions in Annual Base Salaries**

*
The year-over-year annual incentive comparisons includes Messrs. Abraham, Carter, and LaRue and Ms. Schoneman, and does not include Mr. Doyle, who was not a named executive officer in 2019.

**
Due to our strong financial performance during 2020, our named executive officers earned additional annual cash incentive compensation which offset the reduction in their 2020 base salaries.

Executive Compensation: Compensation Discussion and Analysis

    Relationship between Performance and Total Incentive Pay

The design of our incentive program is intended to directly align pay with performance. Total incentives paid to our executive officers includes compensation from our (1) annual incentive program and (2) long-term PSU award program.

Our annual incentive program measures performance in terms of our adjusted pre-tax operating income. Executive officers receive increased annual incentives when the company (in the case of the CEO, President, and CFO) or his or her business line (in the case of business line leaders) achieves increased annual profitability.

Our long-term PSU award program measures performance in terms of our (1) adjusted ROE, and (2) relative TSR. Prior to 2018, each executive officer was granted a PSU award in a fixed amount each year. Beginning with the February 2018 grant, we set the value of the annual PSU award based on the value of the incentives that he or she receives under our annual incentive program. Consequently, executive officers who receive more in annual incentives also receive a larger PSU award.

Due to the design of our incentive program, the total incentive compensation earned by our executive officers will vary depending on the profitability of the company or their respective business lines, and the Committee's evaluations of individual executive officer performance. In addition, the PSU awards must then be earned over their three-year performance period.

Executive Compensation: Compensation Discussion and Analysis

The Committee's Use of Discretion in Setting Annual Incentive Compensation

Although annual incentive compensation is based on company and business line profitability, the Committee exercises discretion that allows it to best align executive officer pay with performance during the year. The Committee believes that its ability to use discretion in setting annual incentive compensation is a critical feature of the company's annual incentive compensation program for the following reasons:

  •
  A formulaic annual incentive program based on predetermined metrics could fail to appropriately incentivize our executive officers from pursuing the strategic opportunities that unexpectedly arise in a human capital-based industry such as ours. For example, our executive officers may find opportunities during the year to hire personnel which may decrease short-term profitability but may be in the best long-term interests of their business. The Committee's use of discretion removes disincentives to taking advantage of such opportunities, while allowing it to hold management accountable for realizing specific results from those opportunities in subsequent years.

  •
  Our annual incentive compensation program is designed to align risk and reward, and the Committee's use of discretion helps to achieve that goal.

  •
  We operate in a cyclical industry. The Committee's use of discretion allows it to take into consideration other, less quantifiable factors that impacted company and business line performance, and provides the flexibility to adjust annual incentive compensation for individual performance versus broader cyclical or market-driven factors that may have impacted results.

Executive Compensation: Compensation Discussion and Analysis

    2020 Compensation Determinations and Relevant Factors

After the Committee reviewed our adjusted pre-tax operating income and followed the processes and considered the factors described above under "—How Compensation Decisions are Made," the following were the material factors that influenced the Committee's determination of 2020 total incentive compensation for each of the named executive officers:

Chad R. Abraham Chairman and CEO

Chad R. Abraham	2020 Total Incentive Compensation: As CEO, Mr. Abraham is responsible for overseeing our firm-wide financial performance, business strategy, and execution, as well as for managing our business operations. Mr. Abraham's 2020 incentive compensation increased approximately 38.8% from 2019, which reflects the strength of the financial results that we achieved during 2020.

During 2020, the firm's strong broad-based performance across all of our businesses, and execution on our recent acquisitions of Sandler and Weeden resulted in an increase in adjusted net income of 67%, as well as an increase in adjusted earnings per share of 36% from 2019, reflecting the 83.5% increase in our pre-tax operating income in 2020, a key measure that the Committee uses to determine Mr. Abraham's annual incentive compensation. Lastly, the Committee considered Mr. Abraham's leadership and management of our human capital, technology, and operations efforts through the COVID-19 pandemic, and the firm's resiliency and outperformance during the year. In determining Mr. Abraham's 2020 total incentive compensation, the Committee took all of these factors into account as well as other compensation considerations.

2020 Individual Performance Considerations:

•

Achieved record 2020 adjusted net revenues of $1.23 billion.

•

Achieved record 2020 adjusted net income of $177.6 million and adjusted earnings per share of $10.02.

•

Led our successful integration of Sandler, and has been instrumental in leading our efforts to grow our higher-margin, capital-light corporate investment banking business, which achieved $739 million in adjusted net revenues in 2020.

•

Led our strategic efforts and execution focused on protecting our market leadership and growing our market share across our businesses, which we accomplished in 2020.

•

Led our firm and managed human capital, technology, and operations efforts through the COVID-19 pandemic.

2020 Incentive Compensation Overview for Chad R. Abraham

Executive Compensation: Compensation Discussion and Analysis

Debbra L. Schoneman President

Debbra L. Schoneman	2020 Total Incentive Compensation: As President, Ms. Schoneman shares responsibility with our CEO for overseeing our firm-wide financial performance, business strategy, and execution, as well as directly leading our public finance and equities and fixed income institutional brokerage businesses. Ms. Schoneman's 2020 incentive compensation increased 44.2% from 2019, which reflects the strength of the financial results achieved in 2020 by both our firm and the business lines that Ms. Schoneman leads. After adjusting Ms. Schoneman's incentive compensation to take into consideration the reduction to her base salary in 2020 due to COVID-19, Ms. Schoneman's 2020 incentive compensation increased 34.7% from 2019.

During 2020, revenues for our equities institutional brokerage and fixed income services businesses were $161.4 million and $196.3 million, respectively, each a record for our firm which reflected Ms. Schoneman's leadership in successfully integrating and reorganizing these businesses following our acquisitions of Weeden and Sandler in 2019. In addition, the company's public finance business achieved record municipal financing revenues of $119.8 million, a 43.6% increase from 2019, successfully executing on hiring and other efforts by the business in 2019 to expand its market share in various geographies. In determining Ms. Schoneman's 2020 annual incentive compensation, the Committee took all of these factors into account as well as other compensation considerations.

2020 Individual Performance Considerations:

•

Led the successful integration of Weeden & Co., which positioned our equities institutional business to benefit from market activity during the year and achieve record revenues of $161.4 million in 2020.

•

Led the successful integration of our firm's and Sandler's fixed income businesses, which successfully positioned our reorganized fixed income services business to achieve record revenues of $196.3 million in 2020.

•

Led our public finance business's strategy of geographic expansion and market share growth, which resulted in record municipal financing revenues of $119.8 million in 2020.

2020 Incentive Compensation Overview for Debbra L. Schoneman*

Executive Compensation: Compensation Discussion and Analysis

Timothy L. Carter CFO

Timothy L. Carter	2020 Total Incentive Compensation: As CFO, Mr. Carter is responsible for overseeing our overall financial plan, capital position, and our financial reporting. Mr. Carter's 2020 annual incentive compensation increased 53.6% as compared with 2019. After adjusting Mr. Carter's incentive compensation to take into consideration the reduction to his base salary in 2020 due to COVID-19, Mr. Carter's 2020 incentive compensation increased 39.1% from 2019.

Mr. Carter's 2020 incentive compensation was positively influenced by his leading role in our strong overall operating performance in 2020 and execution on our 2020 strategic and financial plan, including our responses to the outbreak of the COVID-19 pandemic. As CFO, he was instrumental in our efforts to conserve our capital position at the outset of the pandemic, including through management of our funding sources and the decision to reduce our quarterly dividend and cut base salaries for a significant number of our managing directors, including the Leadership Team. In addition, Mr. Carter led our investor relations and financial risk management functions during 2020, as well as the successful integration by his team of Sandler, The Valence Group, and TRS Advisors into our financial reporting and control structure. Lastly, Mr. Carter provided strategic leadership in our continued execution on our business strategy and long-term growth initiatives of investing in higher-margin businesses, managing costs, and optimizing our capital allocation and deployment.

2020 Individual Performance Considerations:

•

Led our 2020 strategic and financial plan, including our financial and capital responses to the outbreak of the COVID-19 pandemic.

•

Managed the continued high quality of our accounting and financial reporting functions through a transition to a work-from-home environment, and through significant acquisitions of Sandler, The Valence Group, and TRS Advisors.

•

Led our capital management and allocation positioning during the volatility caused by the outbreak of COVID-19.

2020 Incentive Compensation Overview for Timothy L. Carter

Executive Compensation: Compensation Discussion and Analysis

Jonathan J. Doyle Vice Chairman and Head of Financial Services

Jonathan J. Doyle	2020 Total Incentive Compensation: Mr. Doyle leads the overall strategy and vision for the financial services group, and he also plays an active role in many of the firm's key client relationships. In his responsibilities, Mr. Doyle manages and leads the employees within our investment banking, equities institutional brokerage, and fixed income businesses that joined our firm in connection with the acquisition of Sandler.

Mr. Doyle's 2020 annual incentive compensation was driven by the strong performance of our financial services group, which was a key driver of our success during the year. Our corporate financing business benefitted from the strength of Sandler's platform, as they completed 58 debt and preferred stock offerings for banks and other financial services companies, including capturing over 57% of the debt raised by community and regional banks. In addition, our fixed income services business benefitted from Sandler's deep client relationships and advisory model, and their integration into our broader platform under Mr. Doyle's leadership. Lastly, Mr. Doyle advises clients on corporate transactions and was one of the financial services group's top revenue producers during 2020. In determining Mr. Doyle's 2020 incentive compensation, the Committee took all of these factors into account as well as other compensation considerations.

2020 Individual Performance Considerations:

•

Led the financial services group advisory services team, which ranked #1 in bank and thrift M&A announced transactions in the U.S. in 2020, and advised on 6 of the 10 largest bank mergers announced during the year.

•

Led the financial services group capital markets team, which raised $5.7 billion of debt for community and regional banks during 2020, representing a 57% market share of the total debt raised in that market.

•

Led the fixed income financial services group and oversaw its integration into our broader platform, which contributed to record revenues of $196.3 million in 2020.

•

Individually was a top revenue producer within the financial services group during 2020.

2020 Incentive Compensation Overview for Jonathan J. Doyle

Executive Compensation: Compensation Discussion and Analysis

R. Scott LaRue Global Co-Head of Investment Banking and Capital Markets

R. Scott LaRue	2020 Total Incentive Compensation: Mr. LaRue is responsible for managing, developing, and executing on our business strategy for our investment banking and capital markets businesses.

Mr. LaRue's 2020 annual incentive compensation was driven by the record $739 million adjusted net revenues that our investment banking business achieved during the year, which included record corporate financing revenues of $295.3 million, and advisory services revenues of $443.3 million. In addition, during the year, Mr. LaRue, along with James Baker, the Global Co-Head of Investment Banking and Capital Markets, helped lead two of our strategic acquisitions of The Valence Group and TRS Advisors, expanding our market leadership into the chemicals sector and adding best-in-class restructuring capabilities to our platform. Mr. LaRue's 2020 incentive compensation was determined in recognition of these results, his leadership of our investment banking business, and his contributions to our integration of Sandler during the year. In determining Mr. LaRue's 2020 incentive compensation, the Committee took all of these factors into account as well as other compensation considerations.

2020 Individual Performance Considerations:

•

Led our investment banking and capital markets business, which achieved record adjusted net revenues of $739 million in 2020.

•

Achieved record equity financing revenues of $295.3 million in 2020.

•

Led our strategic acquisitions of The Valence Group and TRS Advisors.

2020 Incentive Compensation Overview for R. Scott LaRue

Executive Compensation: Compensation Discussion and Analysis

    Annual Incentives Paid in Restricted Compensation

With respect to our annual performance, the Committee determines a total incentive compensation amount that is based on the profitability of the company (with respect to the CEO, President, and CFO) or applicable business line (with respect to business line leaders) and individual performance during the year. Of that total incentive compensation amount, generally between 40% and 55% is paid to each named executive officer in cash as an annual incentive. With respect to the remaining 45% to 60% of the total incentive amount, the Committee then splits this amount between (1) long-term PSU awards and (2) time-vested restricted compensation paid in annual incentives.

As a result, under our typical executive compensation program, even when our named executive officers have very strong business performance in one year, between 45% to 60% of their total incentive compensation has performance-based and time-based vesting conditions. More specifically, each named executive officer receives between 22.5% and 30% of his or her total incentive compensation amount in the form of long-term PSU awards. These proportions differed slightly in 2020 due to the increase in cash incentives paid to take into account the reductions to base salaries taken in response to COVID-19.

The time-vested restricted compensation is allocated 50% in restricted shares of our common stock, and 50% in restricted investment fund shares pursuant to our MFRS Plan (as defined below). This restricted compensation vests in three equal annual installments from the date of grant. By paying a portion of annual incentives in time-vested restricted stock, our executive officers are incentivized to achieve long-term returns for our shareholders, as the value of the restricted stock that vests is tied to the performance of our stock price over time. The number of shares of restricted stock granted to each executive officer was determined by dividing the total dollar value designated to be paid out to the executive officer in restricted stock by the closing price per share of our common stock on the New York Stock Exchange on February 16, 2021.

For all grants of restricted shares of our common stock made prior to 2019, executive officers holding such shares receive dividends on those shares at the same rate and time as our other shareholders. Beginning with grants of restricted shares of our common stock made in February 2019, dividends will accrue on the unvested restricted shares and will only be paid out at the time that the underlying restricted shares vest.

    Mutual Fund Restricted Share Plan

The Mutual Fund Restricted Share Plan (the "MFRS Plan") provides that a portion of the restricted compensation granted for annual incentive compensation is paid in the form of restricted shares of selected investment funds. The MFRS Plan provides us another way of increasing retention of our executive officers by deferring a portion of their annual incentive compensation and requiring that they continue working for the company in order to receive it. In 2020, each named executive officer received 50% of their restricted compensation in investment fund shares. The MFRS have the same restrictions that would apply to restricted shares of our common stock and vest ratably over three years from the date of grant. We adopted the MFRS Plan to provide our executives an opportunity to diversify the restricted compensation they receive, and we believe the MFRS Plan will help us attract and retain top talent.

Executive Compensation: Compensation Discussion and Analysis

  Long-Term PSU Awards

Beginning with annual incentive compensation awarded in February 2018 for 2017 performance, the amount of each executive officer's PSU award is related to annual company (with respect to the CEO, President, and CFO) or applicable business line (with respect to business line leaders) profitability and individual performance, requiring our executive officers to earn an increased portion of their total incentive compensation through the PSU awards based on adjusted ROE and relative TSR performance metrics.

The Committee granted each executive officer's 2020 PSU award on February 18, 2020 for 2019 performance and 2021 PSU award on February 16, 2021, for 2020 performance. The amount of each PSU award granted to each executive officer is determined in relation to their related annual incentives for the year (which were determined based on profitability and individual performance), resulting in each named executive officer receiving between 20% and 28% of his or her total incentive compensation in the form of a PSU award, other than Mr. Doyle who received 10% of his total incentive compensation in the form of a PSU award as provided in his employment agreement.

The grant date fair value of the February 2021 award is reflected in the Supplemental Compensation Table above for 2020 compensation. The grant date fair value of the February 2020 award is reflected in the Summary Compensation Table below for 2020 compensation earned as part of the executive compensation program for 2019 performance.

Executive Compensation: Compensation Discussion and Analysis

February 2020 and 2021 PSU Awards Overview

  •
  PSU awards vest only if certain (1) adjusted ROE, or (2) relative TSR metrics are met over a three-year period.

  •
  Our adjusted ROE targets for each annual PSU grant are determined by the Committee based on our recent and planned future operating performance to ensure that the award properly rewards performance.

Piper Sandler Relative TSR—February 2020 Granted for 2019 Performance	Piper Sandler Adjusted ROE—February 2020 Granted for 2019 Performance

Piper Sandler Relative TSR—February 2021 Granted for 2020 Performance	Piper Sandler Adjusted ROE—February 2021 Granted for 2020 Performance

Note: Each vesting metric provides for interpolation between points in the tables above on a straight-line basis (from threshold to target and from target to maximum).

With respect to the peer group used for relative TSR, our outstanding PSU grants made in February 2019 and earlier use the companies comprising the KBW Capital Markets Index as of the date of the grant. Beginning with the February 2020 grant, the peer group used for relative TSR is made up of the list of companies within the Russell 3000 that have an investment banking GICS code as of the date of the grant. For the February 2020 PSU grant, this peer group was as follows: B. Riley Financial, Cowen Inc., Evercore Inc., The Goldman Sachs Group, Inc., Greenhill & Co., Houlihan Lokey, INTL FCStone Inc., Lazard Ltd., Moelis & Company, Morgan Stanley, Moelis & Company, Oppenheimer Holdings, Inc., PJT Partners Inc., Raymond James Financial, and Stifel Financial Corp.

The PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by requiring that the company achieve certain levels of (1) adjusted ROE or (2) relative TSR in order to vest. Beginning with the February 2019 grant, the target level of the adjusted ROE metric is set by taking the average of the company's three-year historical adjusted ROE and a planned level of

Executive Compensation: Compensation Discussion and Analysis

future adjusted ROE. The Committee believes that the PSU award program incentivizes our executive officers to achieve strong financial performance as measured by adjusted ROE and shareholder returns as compared with a broad list of financial services companies.

The 36-month performance period is designed to provide management an incentive to focus on our strategic direction, sustained performance, and long-term value creation. The Committee established the vesting performance metrics with the intent that our executive officers will only receive additional long-term incentive compensation above the target amounts of the PSU awards if, over the performance period, we significantly outperform the peer group used for the relative TSR metric and/or achieve an adjusted ROE that exceeds our recent historical and planned future adjusted ROE.

For purposes of the awards, TSR is calculated based on the average closing price per share of our common stock on the New York Stock Exchange during the trailing 60 calendar days as of the beginning and the end of the performance period, and takes into account dividends paid during the performance period. Adjusted ROE under the PSU awards is a non-GAAP financial measure that is calculated based on our reported net income adjusted to eliminate certain expenses and losses that do not relate to our core business. See Appendix A to this proxy statement for a reconciliation of adjusted ROE to the most directly comparable GAAP financial measure.

The PSUs do not provide the recipient any rights as a shareholder such as the right to vote or receive dividends on any shares subject to the PSUs. The PSUs have dividend equivalent rights, which will result in dividends accruing on earned shares that are paid out when and only if those shares ultimately vest.

Executive Compensation: Compensation Discussion and Analysis

  2020 Pay Mix

As illustrated below, the pay mix for all 2020 elements of compensation received by our CEO and by our other named executive officers, as disclosed in the Supplemental Compensation Table above (including the value of the PSU awards granted in February 2021) was significantly weighted toward performance-based compensation:

We believe the mix of base salary relative to performance-based compensation in the form of annual incentives and PSU awards illustrated above appropriately balances our goal of aligning pay for performance without encouraging undue risk-taking that can arise from compensation excessively weighted toward performance-based elements. This mix is designed to provide an appropriate and competitive amount of incentives for strong annual performance, while leaving a sufficient level of compensation tied to our long-term performance to retain executives and encourage them to focus on long-term value creation. The balance of these interests is determined by the Committee at its discretion, considering factors including reference to pay practices at our peer group.

  Other Compensation

Our executives receive only limited perquisites. Executive officers receive limited additional compensation in the form of reimbursement of certain insurance premiums. The cost of these perquisites is included in the "All Other Compensation" column of the Summary Compensation Table in this proxy statement.

  Termination and Change-in-Control Arrangements

We do not have any separate change-in-control agreements (often referred to as "golden parachute" arrangements) that would pay a certain multiple of an executive's compensation (e.g., base salary) upon

Executive Compensation: Compensation Discussion and Analysis

a change-in-control of the company. In certain instances, award agreements and plans may include provisions regarding the payment of compensation in the event of a termination of employment or a change-in-control of our company, as follows:

  •
  All awards granted under the Incentive Plan contain a "double trigger" provision that provides that awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the award recipient's employment is terminated involuntarily (other than for "cause") within 24 months of the change-in-control.

  •
  If a change-in-control occurs during the performance period for the PSUs, then each PSU will be converted into a share of restricted stock with time-based vesting, and, if the executive's employment with us or one of our affiliates is terminated after the change-in-control and prior to the end of the performance period by us or one of our affiliates without cause, by the executive for good reason, or in connection with the executive's death, disability or retirement, then all restrictions on such shares of restricted stock will lapse upon such termination.

  •
  Under the Incentive Plan, following a termination of employment (other than as a result of a change-in-control), our restricted stock awards granted as part of our annual incentive program will continue to vest so long as the termination was not for cause and the employee does not violate certain post-termination restrictions for the remaining vesting term of their awards.

  •
  Executive officers who are terminated during the year (other than as a result of a change-in-control) will receive cash and equity compensation for that year under our annual incentive program in the discretion of the Committee.

Compensation Policies

  Executive Stock Ownership and Prohibition on Hedging

We have adopted stock ownership guidelines to ensure that our executives maintain a meaningful equity stake in the company, which aligns management's interests with those of our shareholders. The guidelines also help to drive long-term performance and strengthen retention. Our stock ownership guidelines generally require that our executive officers own a specific multiple of their annual base salary in shares of our common stock. The ownership multiple is eight times the base salary for our CEO, three times the base salary for each of our President, CFO, and business line heads, and one times the base salary for every other executive officer. Whether an executive officer meets the guidelines is determined at the beginning of each year by multiplying his or her share ownership (not including unvested stock awards) by the average daily closing price per share of our common stock on the New York Stock Exchange for the prior year. If an executive officer is not in compliance with the stock ownership guidelines, then he or she must retain at least 50% of the equity awarded to them as executive officers through the Incentive Plan, or acquired upon exercise of stock options, net of taxes and exercise costs. The guidelines apply upon becoming an executive officer and remain in effect while the individual serves as an executive officer.

Executive Compensation: Compensation Discussion and Analysis

All of our employees, including our executive officers, as well as our non-employee directors are prohibited from hedging, or entering into any short positions or derivative transactions substantially equivalent to short positions (including protective puts), with respect to any shares of our common stock, even shares they can freely sell.

  Equity Grant Timing Policy

In 2006, we established a policy pursuant to which equity grants to employees will be made only once each quarter, on the 15th calendar day of the month following the public release of earnings for the preceding quarter (or, if the 15th calendar day falls on a weekend or holiday, on the first business day thereafter). This policy covers grants made by the Committee as well as grants made by our CEO to employees other than executive officers pursuant to authority delegated to him by the Committee. We established this policy to provide a regular, fixed schedule for equity grants that eliminates the exercise of discretion with respect to the grant date of employee equity awards.

  Policy on Qualifying Compensation for Deductibility

In connection with the enactment of the Tax Cuts and Jobs Act of 2017 (the "Tax Reform Act") in December 2017, Section 162(m) of the Internal Revenue Code (the "Code") precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our "covered employees" (which as of 2018 includes our named executive officers). Prior to 2018, this deduction limitation did not apply to qualified "performance-based" compensation and a company's CFO was not considered to be a "covered officer." Consequently, compensation paid in 2018 and later years to our covered employees, including our named executive officers, in excess of $1 million is not deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

Although deductibility for compensation amounts paid in excess of $1 million for federal corporate tax purposes is no longer available, the Committee will continue to emphasize performance-based compensation that aligns with its pay-for-performance compensation philosophy. Therefore, the changes to Section 162(m) did not significantly impact the design of our executive compensation program as described in this Compensation Discussion and Analysis.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the foregoing review and discussions, has recommended to the Board the inclusion of the Compensation Discussion and Analysis in the company's 2020 year-end disclosure documents.

Compensation Committee of the Board of Directors of Piper Sandler Companies
Scott C. Taylor, Chairperson
William R. Fitzgerald
Thomas S. Schreier
Sherry M. Smith

Executive Compensation

Summary Compensation Table

The following table contains compensation information for the fiscal years noted in the table for our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Chad R. Abraham	2020	283,333	2,522,168	—	3,857,000	31,349	6,693,850
CEO	2019	550,000	1,578,174	—	2,487,500	26,727	4,642,401
	2018	550,000	1,577,790	1,200,010	1,952,500	109,564	5,389,867
Debbra L. Schoneman	2020	266,667	922,350	—	2,438,000	32,029
President	2019	500,000	629,871	—	1,531,250	18,078	2,679,199
	2018	500,000	844,470	800,015	1,062,500	47,479	3,254,464
Timothy L. Carter	2020	241,667	479,989	—	1,351,000	10,466	2,083,122
CFO	2019	425,000	274,239	—	796,875	9,797	1,505,911
	2018	425,000	129,780	—	462,500	11,912	1,029,192
Jonathan J. Doyle Vice Chairman and Head of Financial Services Group(4)	2020	260,898	9,895,652	—	6,621,000	9,359	16,786,908
R. Scott LaRue	2020	241,667	1,414,268	—	2,963,000	29,449	4,648,384
Global Co-Head of	2019	425,000	1,191,963	—	2,765,938	23,629	4,406,530
Investment Banking and Capital Markets	2018	425,000	1,098,720	—	2,368,438	420,290	4,312,448

(1)
The entries in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date value of the restricted stock, PSUs, and stock option awards computed in accordance with FASB ASC Topic 718. SEC rules do not permit inclusion in a given year of stock awards attributable to a particular year's performance, as is the case for salary and non-equity incentive plan amounts. For example, the restricted stock and PSU grants disclosed in 2020 were made in February 2020 (other than for Mr. Doyle), and were related to 2019 performance. Mr. Doyle's stock award was related to a special, one-time grant in January 2020 of restricted stock from a special employment retention pool that we established in order to retain Sandler employees in connection with the acquisition of Sandler. The grant date fair value of Mr. Doyle's retention restricted stock award was $9,895,651. See Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for the assumptions used in the valuation of the awards granted during 2020 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock and PSUs granted during February 2020 if target performance and maximum performance is achieved are as follows:

	Restricted Stock Awards (granted in February 2020 for 2019 performance) ($)	PSUs (granted in February 2020 for 2019 performance)
Name		Target ($)	Maximum ($)
Chad R. Abraham	837,580	1,684,588	2,526,925
Debbra L. Schoneman	306,297	616,053	924,080
Timothy L. Carter	159,420	320,569	480,854
R. Scott LaRue	469,695	944,753	1,417,130

Executive Compensation
(2)
The amounts in this column include for the applicable year (i) the cash compensation earned under our annual incentive program and (ii) the portion of the annual incentive compensation earned during the year and paid in restricted compensation in the form of restricted investment fund shares under our MFRS Plan (which was 50% of the restricted compensation for 2020 annual incentive compensation). The following amounts earned for 2020 performance were paid to the named executive officers in the form of restricted investment fund shares in February 2021: Mr. Abraham: $1,107,000; Ms. Schoneman: $318,000; Mr. Carter: $176,000; Mr. Doyle: $1,194,000; and Mr. LaRue: $364,000. The MFRS vest in three equal annual installments from the date of grant.

(3)
All other compensation for 2020 consists of the following:

Form of All Other Compensation ($)	Chad R. Abraham	Debbra L. Schoneman	Timothy L. Carter	James J. Doyle	R. Scott LaRue
401(k) matching contributions	8,262	8,262	8,262	8,262	8,262
Life and long-term disability insurance premiums	837	837	837	837	1,611
Dividends from restricted shares of our common stock as well as accrued cash dividend equivalents from vested PSUs	22,250	22,930	1,367	—	19,576
(4)
Mr. Doyle became an employee of our company in January 2020, and therefore was not a named executive officer for 2018 or 2019. Accordingly, the table above includes the compensation of Mr. Doyle only for 2020.

Executive Compensation

Grants of Plan-Based Awards

The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2020.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(5)
				Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)(3)					Exercise Price of Option Awards ($/share)
		Compensation Committee Approval Date
Name	Grant Date			Threshold	Target	Maximum
Chad R. Abraham	—	—	3,857,000	—	—	—	—	—	—	—
	2/15/2020	2/13/2020	—	7,304	19,475	29,213	—	—	—	1,684,588
	2/15/2020	2/13/2020	—	—	—	—	9,683	—	—	837,580
Debbra L. Schoneman	—	—	2,438,000	—	—	—	—	—	—	—
	2/15/2020	2/13/2020	—	2,671	7,122	10,683	—	—	—	616,053
	2/15/2019	2/13/2020	—	—	—	—	3,541	—	—	306,297
Timothy L. Carter	—	—	1,351,000	—	—	—	—	—	—	—
	2/15/2020	2/13/2020	—	1,390	3,706	5,559	—	—	—	320,569
	2/15/2020	2/13/2020	—	—	—	—	1,843	—	—	159,420
Jonathan J. Doyle	—	—	6,621,000	—	—	—	—	—	—	—
	1/3/2020	7/6/2019	—	—	—	—	124,286	—	—	9,895,652
R. Scott LaRue	—	—	2,963,000	—	—	—	—	—	—	—
	2/15/2020	2/13/2020	—	4,096	10,922	16,383	—	—	—	944,573
	2/15/2020	2/13/2020	—	—	—	—	5,430	—	—	469,695

(1)
The amounts in this column reflect the (i) the cash compensation earned under our annual incentive program for 2020 performance and (ii) the portion of the annual incentive compensation earned for 2020 performance and paid in restricted compensation in the form of restricted investment fund shares under our MFRS Plan (which was 50% of the restricted compensation for 2020 annual incentive compensation). These amounts correspond to the amounts disclosed under "Non-Equity Incentive Plan Compensation" for 2020 in the Summary Compensation Table above.

(2)
The amounts in this column reflect the number of PSUs granted to the named executive officers on February 15, 2020, which will be earned and vest based on our adjusted ROE and our TSR as measured on a relative basis compared to a broad index of financial services companies over a 36-month performance period. The number of PSUs granted to each named executive officer was determined by dividing a dollar value for the executive's award by the fair market value of a PSU, rounded up to the nearest whole PSU. The fair market value of each PSU granted on February 15, 2020, was $86.01. The 50% portion of the award that vests based on relative TSR was determined to have a fair market value of $42.76 per PSU, and was determined by using a Monte Carlo simulation, which assumed a risk-free interest rate of 1.40%and expected stock price volatility of 27.3%. The remaining 50% of the award that vests based on adjusted ROE was determined to have a fair market value of $43.25 per PSU, and was determined based on the $86.50 closing price of a share of our common stock on the New York Stock Exchange on February 14, 2020. The number of PSUs reflected in the table above represents the threshold, target, and maximum number of shares of common stock that may be issued pursuant to the PSU awards depending on the performance metrics that are achieved. If the performance metrics that are achieved for the adjusted ROE and/or the relative TSR measures exceed the target amounts, then the maximum number of shares of common stock that can be earned under the PSU awards are 150% of the target number of shares.

(3)
The February 2020 PSUs do not provide any voting rights, but do provide the recipient with dividend equivalent rights, which will be paid out in cash at the end of the performance period only on those shares that are ultimately earned and vested under the award. For a more complete description of the PSUs, see "Compensation Discussion and Analysis—Long-Term PSU Awards."

(4)
The amounts in this column reflect restricted company common stock awards granted to the named executive officers in February 2020 based on their 2019 performance. The shares of restricted stock were granted to these officers on February 15, 2020. All of the restricted stock was granted under the Incentive Plan and will vest in three equal installments on February 16th of each of 2021, 2022, and 2023, assuming the award recipient complies with the terms and conditions of the applicable award agreement. The restricted stock awards are subject to forfeiture prior to vesting following certain terminations of employment or in the event the award recipient is terminated for cause, misappropriates confidential company information, participates in or is employed by a talent competitor of Piper Sandler, or solicits employees, customers or clients of Piper Sandler, all as set forth in more detail in the applicable award agreement. Recipients have the right to vote all shares of Piper Sandler restricted stock they hold. All shares of restricted Piper Sandler common stock granted prior to 2019 will receive dividends on the restricted stock at the same time and rate as paid to our other shareholders. The number of shares of restricted stock awarded to each named executive officer for 2019 performance was determined by dividing specified dollar amounts representing a percentage of the individual's total annual incentive compensation for 2019 by $86.50, the closing price of our common stock on the New York Stock Exchange on February 14, 2020, the last trading day preceding the grant date.

(5)
The grant date fair value is generally the amount the company would expense in its financial statements over the award's service period under FASB ASC Topic 718.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Chad R. Abraham	—	49,000	99.00	2/15/2028	16,445	1,659,301	45,091	4,549,682
Debbra L. Schoneman	—	32,667	99.00	2/15/2028	6,511	656,960	18,919	1,908,928
Timothy L. Carter	—	—	—	—	2,837	286,254	7,099	716,290
Jonathan J. Doyle	—	—	—	—	124,286	12,540,457	—	—
R. Scott LaRue	—	—	—	—	10,420	1,051,378	29,588	2,985,430

(1)
The stock options vest in three equal installments on February 15 of each of 2021, 2022, and 2023.

(2)
The shares of restricted stock vest on the dates and in the amounts set forth in the table below, so long as the award recipient complies with the terms and conditions of the applicable award agreement.

Vesting Date	Chad R. Abraham	Debbra L. Schoneman	Timothy L. Carter	Jonathan J. Doyle	R. Scott LaRue
February 16, 2021	7,603	3,197	1,193	—	4,998
February 16, 2022	5,614	2,133	1,029	—	3,612
January 17, 2023	—	—	—	41,428	—
February 16, 2023	3,228	1,181	615	—	1,810
January 17, 2024	—	—	—	41,429	—
January 17, 2025	—	—	—	41,429	—
(3)
The values in these columns are based on the $100.90 closing sale price of a share of our common stock on the New York Stock Exchange on December 31, 2020.

(4)
The numbers in this column reflect the number of PSUs awarded in February of 2018, 2019, and 2020 that will vest on February 28 of 2021, 2022, and 2023, respectively, to the extent earned in accordance with the performance metrics over the three-year performance period. These performance metrics are adjusted ROE and relative total shareholder return. The number of PSUs shown represents the target number of shares of common stock that may be issued pursuant to such award depending on the performance metrics that are achieved.

Executive Compensation

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock options exercised and restricted stock and PSU awards vested during the year ended December 31, 2020.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Chad R. Abraham	—	—	9,319	781,979
Debbra L. Schoneman	—	—	6,056	487,692
Timothy L. Carter	—	—	643	55,620
Jonathan J. Doyle	—	—	—	—
R. Scott LaRue	—	—	7,762	647,298

(1)
There were no stock options exercised by our named executive officers during 2020.

(2)
The value realized upon vesting of the restricted stock awards is based on the $86.50 closing sale price of a share of our common stock on the New York Stock Exchange on February 14, 2020, the date during which the New York Stock Exchange was open immediately preceding the date on which the awards vested. In addition, 75% of the PSUs that were granted to our executive officers in February 2017 vested following the certification by our Committee that certain total shareholder return and ROE metrics were met, and each PSU that vested was settled in a share of our common stock. The value realized upon settlement of the PSUs is based on the $72.99 closing sale price of a share of our common stock on the New York Stock Exchange on February 27, 2020.

Nonqualified Deferred Compensation

In June 2013, we adopted the Piper Sandler Companies Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan is intended to be an "unfunded" plan, and, subject to the terms and conditions set forth in the Deferred Compensation Plan, each eligible participant could elect to defer a maximum of 50% of their salary or 90% of the cash award they receive under the annual incentive program. Deferrals under the Deferred Compensation Plan are fully vested at all times, and are credited to a deferral account maintained for each participant. Each participant has the opportunity to select from notional investment options determined by the plan administrator, and the amounts credited to their deferral accounts are adjusted periodically to reflect earnings and losses calculated based on the market return of the notional investment options selected by the participant. The notional investment options available under the Deferred Compensation Plan are similar to those offered under the company's 401(k) plan, except that the self-directed brokerage feature is not available. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant's retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of between two and ten years, however, payment will be made in a lump sum upon the termination of a participant's employment for any reason other than retirement.

In 2017, the Committee approved the discontinuance of future deferral elections by participants for performance periods after December 31, 2017.

Executive Compensation

The following table summarizes information with respect to the participation of the named executive officers in the Deferred Compensation Plan for the year ended December 31, 2020.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Chad R. Abraham	—	—	$973,279	—
Debbra L. Schoneman	—	—	$512,962	$361,210
Timothy L. Carter	—	—	—	—
Jonathan J. Doyle	—	—	—	—
R. Scott LaRue	—	—	—	$9,947,298.48

(1)
None of the named executive officers had any aggregate earnings on their deferred compensation in 2020. The company does not report aggregate earnings or withdrawals in the Summary Compensation Table as part of each named executive officer's compensation because the company does not pay guaranteed, above-market or preferential earnings on deferred compensation.

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on December 31, 2020. In the following table, unless indicated otherwise, all equity is listed at its dollar value as of December 31, 2020, of $100.90.

	Type of Termination
Name	Change-in-Control Not Followed by Employment Termination ($)	Involuntary Termination Within 24 Months Following a Change-in-Control ($)	Voluntary Termination ($)	Involuntary Termination Under Severance Plan ($)	Other Involuntary Termination Not for Cause ($)	Death or Disability ($)	Involuntary Termination for Cause ($)
Chad R. Abraham
Severance(1)	—	—	—	275,000	—	—	—
Restricted Compensation(2)(3)	—	3,378,034	3,378,034	3,378,034	3,378,034	3,378,034	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
Stock Options(2)(5)	—	93,100	—	31,034	31,034	93,100	—
Debbra L. Schoneman
Severance(1)	—	—	—	250,000	—	—	—
Restricted Compensation(2)(3)	—	1,368,057	1,368,057	1,368,057	1,368,057	1,368,057	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
Stock Options(2)(5)	—	62,068	—	20,484	20,484	62,068	—
Timothy L. Carter
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	589,399	589,399	589,399	589,399	589,399	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
Jonathan J. Doyle
Severance(1)	—	—	—	250,000	—	—	—
Restricted Compensation(2)(3)	—	12,540,457	—	12,540,457	12,540,457	12,540,457	—
PSUs(4)	—	—	—	—	—	—	—
R. Scott LaRue
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	2,171,159	2,171,159	2,171,159	2,171,159	2,171,159	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—

(1)
Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee's position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan. In addition, under this plan, the named executive officers would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the severance period.

(2)
Under the Incentive Plan, in the event of a change-in-control of Piper Sandler, regardless of whether an employee's employment is terminated, all awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the recipient's employment is terminated involuntarily (other than for cause) within 24 months of the change-in-control.

(3)
Under the applicable award agreements, all of the restricted stock and mutual fund restricted shares awards will continue to vest following a termination of employment only so long as the termination was not for cause and the employee does not violate certain post-termination restrictions; provided, however, that if Mr. Doyle voluntarily terminates his employment without good reason, the unvested

Executive Compensation

  portion of retention restricted stock award shall be forfeited. Vesting of all awards is also accelerated upon a company-determined severance event. The amounts in the table reflect these terms and conditions and assume compliance with any post-termination vesting requirements that are within the named executive officers' control.

(4)
With respect to PSU awards, under the applicable award agreement, if the change-in-control occurs within the first 12-months of the performance period, each PSU automatically will become one share of restricted stock as if the performance under the award would have been achieved at the target level. If the change-in-control occurs within the second or third year of the performance period, each PSU automatically will become one share of restricted stock based on the actual performance achieved as if the date of the change-in-control were the last day of the performance period. If the named executive officer remains continuously employed by us after the closing of the change-in-control through the end of the 36-month performance period, all shares of restricted stock arising from the PSUs will vest on the last day of the performance period. If the named executive officer's employment is terminated after the closing of the change-in-control and prior to the end of the performance period (i) by us without cause, (ii) by the named executive officer for good reason, (iii) in connection with the named executive officer's death or disability or (iv) under such circumstances qualifying as a retirement, all unvested shares of restricted stock arising from the PSUs will vest on the date of termination of the named executive officer's employment with us. Because the number of PSUs that would become shares of restricted stock in the event of a change-in-control depends on the date of the change-in-control, the total amounts are not determinable at this time. If the named executive officer's employment with us terminates because of a company-determined severance event or the named executive officer's, death, disability, or qualifying retirement prior to a change-in-control, then the named executive officer will earn the same number of PSUs that would otherwise be earned pursuant to the award agreement but for the named executive officer's termination or retirement. Therefore, any PSUs that might vest in connection with a named executive officer's termination as a result of a company-determined severance event, or his or her retirement, death or disability is not determinable at this time.

(5)
Under the applicable stock option award agreements, the stock options shall vest ratably on the third, fourth, and fifth anniversary of the date of grant, which was February 15, 2018. If the named executive officer is terminated by the company without cause following the second anniversary of the date of grant, then the portion of the stock option that was scheduled to vest on the next anniversary of the date of grant shall immediately vest in full and may be exercised until February 15, 2028. Amounts reflect the value of the spread on the unvested options that would accelerate and vest upon a qualifying termination.

CEO Pay Ratio

We reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee for our fiscal year ended December 31, 2020 was approximately 32:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

The 2020 median employee used for these purposes was newly determined in 2020. We identified our median employee based on the total compensation, including wages, base salary, incentives, and all other taxable income, reported in Box 1 on the Form W-2s of all of our employees (including full-time, part-time and temporary employees) for fiscal year 2020 who were employed with the company on December 31, 2020, other than our CEO. This realized compensation figure includes the amount of

Executive Compensation

wages or base salary the employee received during 2020, the amount of any cash incentives paid to the employee in the year (which includes annual cash incentives that are generally paid in February for performance during the prior fiscal year) and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting, as well as any perquisites or benefits that were included in the employee's taxable income. With respect to each non-U.S. employee, we determined a realized compensation amount equivalent to what would be reported in Box 1 of a U.S.- based employee's Form W-2, and this total was then converted into U.S. dollars. We did not include any adjustments for the value of any other benefits provided or the annualization of pay for any employees who were employed by us for only part of the year. The realized compensation reported on our employees' Form W-2s during the fiscal year differs from the annual total compensation disclosed for our CEO in the Summary Compensation Table included herein in many respects due to SEC requirements relating to the timing of the disclosure of various compensation elements in the Summary Compensation Table.

The annual total compensation of our 2020 median employee was determined to be $207,541, which we then compared to the annual total compensation of our CEO disclosed above in the Summary Compensation Table of $6,693,850. The elements included in the CEO's annual total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

Equity Compensation Plan Information

The following table summarizes the number of shares of our common stock to be issued upon exercise of outstanding options granted under our equity plans as of December 31, 2020. The table also includes the weighted-average exercise price of options and the number of shares remaining available for future issuance under the plans for all awards.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares in first column)
Equity compensation plans approved by shareholders	81,667	$99.00	1,678,304	(1)
Equity compensation plans not approved by shareholders(2)	—	n/a	191,631

(1)
Based on the 9,400,000 shares currently authorized for issuance under the plan. In addition to the 81,667 shares to be issued upon the exercise of outstanding options to purchase our common stock, 558,819 shares of restricted stock and 146,048 performance-based restricted share units were issued and outstanding as of December 31, 2020. All of the shares available for future issuance under the plan as of December 31, 2020, may be granted in the form of restricted stock, restricted stock units, options or another equity-based award authorized under the plan.

(2)
In 2019, we established the Piper Sandler Companies 2019 Employment Inducement Award Plan in connection with our acquisition of Weeden & Co., and the Piper Sandler Companies 2020 Employment Inducement Award Plan in connection with our acquisition of Sandler, which closed on January 3, 2020. The New York Stock Exchange permits the adoption of an equity compensation plan without shareholder approval if awards under the plan are to be a material

Executive Compensation

  inducement to prospective employees to accept employment. Accordingly, we utilized these plans to induce employees of Weeden & Co., Sandler, The Valence Group, and TRS Advisors to accept employment with the company in connection with the respective acquisition. On January 3, 2020, we issued 1,217,423 shares of restricted stock to 103 employees who had been employees of Sandler. On April 3, 2020, in connection with the closing of our acquisition of The Valence Group, we issued 114,000 shares of restricted stock to 7 employees of The Valence Group. And on December 31, 2020, in connection with the closing of our acquisition of TRS Advisors, we issued 29,194 shares of restricted stock to 5 employees of TRS Advisors. All of these shares vest on their applicable vesting dates only if the recipient remains an employee of our company through the vesting date. As of December 31, 2020, 97,752 shares of restricted stock issued from the 2019 Employment Inducement Award Plan were issued and outstanding, and 1,328,301 shares of restricted stock issued from the 2020 Employment Inducement Award Plan were issued and outstanding.

Risk Assessment of Compensation Policies and Practices

In early 2020, our management prepared a company-wide inventory and review of our compensation policies and practices for both executive officers and for employees generally, which management discussed with the Compensation Committee. In connection with this review and discussion, we determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Security Ownership

SECURITY OWNERSHIP

Stock Ownership Guidelines

We believe it is important for our directors and executive officers to maintain a meaningful equity interest in our company, to ensure that their interests are aligned with the interests of our shareholders. Our Compensation Committee has adopted stock retention guidelines to establish expectations for our executive officers and non-employee directors with respect to their equity stake in the company. Non-employee directors are expected to own shares of our common stock with a value at least equal to three times the annual basic cash retainer fee paid under our non-employee director compensation program, which does not include fees paid for committee or any other Board service. If a director is not in compliance with the stock ownership guidelines, then he or she must retain at least 50% of the equity awarded to them through the Incentive Plan. The guidelines for non-employee directors applies irrespective of taxes paid for shares awarded. The stock retention guidelines applicable to our executive officers and the hedging restrictions applicable to our executive officers and non-employee directors are described above in "Compensation Discussion and Analysis—Compensation Policies—Executive Stock Ownership and Prohibition on Hedging."

Beneficial Ownership of Directors, Nominees and Executive Officers

The following table shows how many shares of our common stock were beneficially owned as of March 25, 2021 by each of our directors and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. The table also includes the number of shares of phantom stock that were deemed owned as of this date by each of our non-employee directors. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares owned by them.

Name of Beneficial Owner	Shares of Piper Sandler Common Stock*	Phantom Shares**
Chad R. Abraham	89,066(1)	—
Timothy L. Carter	11,185(2)	—
Jonathan J. Doyle	297,690(3)	—
William R. Fitzgerald	1,725(4)	18,054
Victoria M. Holt	—	3,238
R. Scott LaRue	60,583(5)	—
Addison L. Piper	28,551(6)	4,041
Debbra L. Schoneman	69,544(7)	—
Thomas S. Schreier	4,288(8)	—
Sherry M. Smith	4,032(9)	5,286
Philip E. Soran	6,831(10)	11,380
Brian R. Sterling	19,248(11)	—
Scott C. Taylor	8,410(12)	5,078
All directors and executive officers as a group (16 persons)	713,597(13)	47,077

*
None of the individuals identified in this table owns more than 1% of Piper Sandler common stock outstanding with the exception of Mr. Doyle with 1.6%. As a group, our directors and executive officers hold 3.9% of Piper Sandler common stock. (These percentages are calculated using our

Security Ownership

  outstanding shares as of March 25, 2021.) The holders of restricted stock identified in the footnotes below have no investment power with respect to the restricted stock.

**
The directors have no voting or investment power with respect to the shares of phantom stock. All shares of phantom stock have been deferred pursuant to the Deferred Compensation Plan for Non-Employee Directors, as described above under "Compensation Program for Non-Employee Directors."

(1)
Includes 9,090 shares of restricted stock that will vest on February 16, 2022, 6,704 shares of restricted stock that will vest on February 16, 2023, 3,476 shares of restricted stock that will vest on February 16, 2024, and 69,796 shares of common stock held directly.

(2)
Includes 1,582 shares of restricted stock that will vest on February 16, 2022, 1,169 shares of restricted stock that will vest on February 16, 2023, 554 shares of restricted stock that will vest on February 16, 2024, and 7,880 shares of common stock held directly.

(3)
Includes 3,749 shares of restricted stock that will vest on February 16, 2022, 3,750 shares of restricted stock that will vest on February 16, 2023, and 3,750 shares of restricted stock that will vest on February 16, 2024, as well as 162,155 shares of restricted stock that Mr. Doyle received as consideration for his equity interests in Sandler O'Neill, of which 54,051 are held directly and the remainder of which will vest ratably on January 3 of 2022 and 2023, and 124,286 shares of restricted stock which Mr. Doyle received for employment retention in connection with our acquisition of Sandler O'Neill that will vest ratably on January 17 of 2023, 2024, and 2025.

(4)
All shares beneficially owned by Mr. Fitzgerald are held directly.

(5)
Includes 4,755 shares of restricted stock that will vest on February 16, 2022, 2,953 shares of restricted stock that will vest on February 16, 2023, 1,143 shares of restricted stock that will vest on February 16, 2024, and 51,732 shares of common stock held in a revocable living trust of which Mr. LaRue is trustee and both Mr. LaRue and Mr. LaRue's spouse are beneficiaries.

(6)
Includes 27,501 shares of common stock held directly, and 1,000 shares of common stock held in an individual retirement account. The amount for Mr. Piper also includes 50 shares of common stock held by Mr. Piper's spouse, as to which he disclaims beneficial ownership because he does not have voting or dispositive power over the shares.

(7)
Includes 3,132 shares of restricted stock that will vest on February 16, 2022, 2,180 shares of restricted stock that will vest on February 16, 2023, 999 shares of restricted stock that will vest on February 16, 2024, and 63,233 shares of common stock held directly.

(8)
All shares beneficially owned by Mr. Schreier are held directly.

(9)
All shares beneficially owned by Ms. Smith are held directly.

(10)
All shares beneficially owned by Mr. Soran are held directly.

(11)
All shares beneficially owned by Mr. Sterling are held directly.

(12)
All shares beneficially owned by Mr. Taylor are held directly.

(13)
Includes 54,052 shares of restricted stock that will vest on January 3, 2022, 29,710 shares of restricted stock that will vest on February 16, 2022, 54,052 shares of restricted stock that will vest on January 3, 2023, 41,428 shares of restricted stock that will vest on January 17, 2023, 21,207 shares of restricted stock that will vest on February 16, 2023, 41,429 shares of restricted stock that will vest on January 17, 2024, 12,220 shares of restricted stock that will vest on February 16, 2024, 41,429 shares of restricted stock that will vest on January 17, 2025, and 418,070 shares of common stock held directly, by family members, by family trusts or by an individual retirement account.

Security Ownership

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(g) of the Securities Exchange Act of 1934, the persons known by us to be beneficial owners of more than 5% of our common stock, as of March 25, 2021, were as follows:

Name of Beneficial Owner	Shares of Piper Sandler Common Stock	Percent of Class
BlackRock, Inc.
55 East 52nd Street New York, NY 10055	2,304,541(1)	12.9%
The Vanguard Group, Inc.
100 Vanguard Blvd. Malvern, PA 19355	1,672,259(2)	9.4%

(1)
This information is based on a Schedule 13G/A filed with the SEC on January 26, 2021, by BlackRock, Inc. ("BlackRock"). BlackRock reported sole voting power as to 2,277,008 shares and sole dispositive power as to 2,304,541 shares.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group, Inc.("Vanguard"). Vanguard reported that it has shared voting power as to 17,258 shares, sole dispositive power as to 1,642,182 shares, and shared dispositive power as to 30,077 shares.

Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the rules and regulations of the SEC.

Transactions with Related Persons

From time to time in the ordinary course of business, Piper Sandler, through our subsidiaries, engages in transactions with other corporations or entities whose executive officers or directors also are directors or executive officers of Piper Sandler or have an affiliation with our directors or executive officers. Such transactions are conducted on an arm's-length basis and may not come to the attention of our directors or executive officers or those of the other corporations or entities involved. In addition, from time to time our executive officers and directors and their affiliates may engage in transactions in the ordinary course of business involving goods and services provided by Piper Sandler, such as brokerage, asset management and financial advisory services. Such transactions are made on substantially the same terms and conditions as other similarly-situated clients who are neither directors nor employees.

We have engaged in ordinary course trading, brokerage and capital markets transactions with BlackRock and The Vanguard Group, both of whom are 5% or greater shareholders of the company. The transactions we conduct with these firms are negotiated on an arms-length basis and contain customary terms and conditions.

From time to time, we permit our employees, including executive officers, and directors who are accredited investors to personally invest in private funds managed by Piper Sandler to support marketing efforts for these funds. To encourage employee participation in these private funds, they may be offered to employees, including executive officers, on a reduced or no management fee basis. No distributions, consisting of profits and other income and/or return of amounts initially invested, exceeded $120,000 from funds managed by Piper Sandler were made to our executive officers or directors during 2020.

On December 31, 2020, in connection with Mr. Sterling's retirement from his position as a managing director of our company, he and Piper Sandler & Co. ("PS&Co."), our broker-dealer subsidiary, entered into a Transition Services Agreement (the "Transition Services Agreement"). Pursuant to the terms of the Transition Services Agreement, Mr. Sterling will provide certain limited services exclusively to PS&Co. for a one-year term. Under the Transition Services Agreement, Mr. Sterling will be entitled to receive payments in connection with transactions for which Mr. Sterling provided services prior to the end of his employment in the event that such transactions are successfully completed during 2021. Mr. Sterling also agreed under the Transition Services Agreement to continue certain non-competition and non-solicitation obligations and other restrictive covenants that he agreed to in connection with our acquisition of Sandler. With respect to his services as an employee of PS&Co. during the year ended December 31, 2020, Mr. Sterling received total compensation of $1,625,361. In addition, in connection

Certain Relationships and Related Transactions

with the retention awards that we made to certain Sandler employees at the time of the closing of our acquisition, we granted Mr. Sterling $1.5 million in restricted shares of our common stock, which were vested by the Compensation Committee of the Board in connection with his retirement effective as of December 29, 2020.

Review and Approval of Transactions with Related Persons

To minimize actual and perceived conflicts of interests, the Board has adopted a written policy governing our company's transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following persons has or may have a direct or indirect interest: (a) our executive officers or directors (including nominees), (b) shareholders who own more than 5% of our common stock, (c) immediate family members of any executive officer or director (including nominees), and (d) the primary business affiliation of any person described in (a), (b) or (c). Unless exempted from the policy, related person transactions must be submitted for review by the Nominating and Governance Committee. The Nominating and Governance Committee considers the available, relevant facts and circumstances and will approve or ratify only those related person transactions that it determines are in, or are not inconsistent with, the best interests of our company and its shareholders. The chairperson of the Nominating and Governance Committee may approve and ratify transactions if it is not practicable to wait until the next committee meeting, but the chairperson is required to report to the committee at its next meeting any approval or ratification pursuant to this delegated authority. The Board also may exercise the powers and duties of the Nominating and Governance Committee under our policy governing related person transactions. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the SEC are exempted from the definition of related person transactions under our policy.

Audit Committee Report

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of Piper Sandler Companies for the year ended December 31, 2020 were audited by Ernst & Young LLP, independent auditor for the company.

As part of its activities, the Committee has:

  1.
  Reviewed and discussed with management and the independent auditor the company's audited financial statements;

  2.
  Discussed with the independent auditor the matters required to be communicated under applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

  3.
  Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence.

Management is responsible for the company's system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our Audit Committee's responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the Board of Piper Sandler Companies the inclusion of the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Audit Committee of the Board of Directors of Piper Sandler Companies
Sherry M. Smith, Chairperson
Thomas S. Schreier
Scott C. Taylor

Auditor Fees

Ernst & Young LLP served as our independent auditor for 2020 and 2019. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2019

Audit Committee Report

and 2018, as well as fees for the review of our interim consolidated financial statements for each quarter in 2020 and 2019 and for all other services performed for 2020 and 2019 by Ernst & Young LLP.

	2020	2019
Audit Fees	$1,886,725	$1,639,500
Audit-Related Fees(1)	$164,500	$169,500
Tax Fees	$0	$0
All Other Fees(2)	$3,600	$3,350

Total	$2,054,825	$1,812,350

(1)
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2020 and 2019 included services relating to IRA Keogh agreed-upon procedures, employee benefit plan audits, audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory matters, internal control reviews and assistance with internal control reporting requirements, including the security custody surprise audit count, and the issuance of an independent auditor's report on controls placed in operation and tests of operating effectiveness. The services provided also include audit services provided to consolidated investment funds of our alternative asset management business and certain of our merchant banking funds.

(2)
Other fees include our subscription fee for online research provided by Ernst & Young LLP. All of these amounts and the services provided were pre-approved by our Audit Committee in accordance with our pre-approval policy (described below) that applies to any non-audit services that Ernst & Young LLP is engaged to provide.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee's practice is to approve annually all audit, audit-related and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

The Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor's independence. On February 27, 2020, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date, and pre-approved any additional audit or audit-related services as disclosed above as necessary during the year.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2021. While it is not required to do so, the Board is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to attend the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Sandler Companies and our subsidiaries for the year ending December 31, 2021. Proxies will be voted FOR ratification of this selection unless otherwise specified.

PROPOSAL THREE—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of the officers included in this proxy statement, as we have described it in the "Executive Compensation" section. While this vote is advisory and not binding on our company, the Compensation Committee of the Board will consider the outcome of the vote when making future compensation decisions for our executive officers.

In 2020, we demonstrated the strength and resiliency of our platform, with record adjusted net revenues, adjusted net income, and adjusted earnings per share, which reflects strong, broad-based contributions from all of our businesses at various points during the year. Our 2020 performance highlights include:

2020 Operating Performance Highlights

Proposal Three: Advisory (Non-Binding) Vote on Executive Compensation

2020 Executive Compensation Program Highlights

  •
  We have designed our compensation programs to be pay-for-performance.

  •
  Total incentives are directly tied to our adjusted pre-tax operating income, a measurement of our profitability.

  •
  For 2020 performance, total incentive compensation paid to our named executive officers in annual incentives and long-term PSU awards increased by 28.6%, as compared to 2019, reflecting the increase in our adjusted pre-tax operating income from the strong performances across all of our businesses at various points during the year.

Adjusted Pre-Tax Operating income	Named Executive Officers' Annual Incentive Awards* (cash, time-vested restricted compensation, and PSUs)	Named Executive Officers' Annual Incentive Awards* After Accounting for Reduction in Annual Base Salaries***

*
The year-over-year annual incentive comparisons includes Messrs. Abraham, Carter, and LaRue and Ms. Schoneman, and does not include Mr. Doyle, who was not a named executive officer in 2019.

**
Due to our strong financial performance during 2020, our named executive officers earned additional annual cash incentive compensation which offset the reduction in their 2020 base salaries.

The Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the individuals identified in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement), is hereby approved.

The Board of Directors recommends that you vote FOR the advisory (non-binding) resolution. Proxies will be voted FOR this resolution unless otherwise specified.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the virtual meeting?

The Board has set March 25, 2021 as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 25, 2021, you are entitled to vote at the virtual meeting. As of the record date, 18,274,008 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the virtual meeting.

Why hold a virtual annual meeting?

We believe that a virtual shareholder meeting provides greater access to those who may want to attend our annual meeting given the ongoing COVID-19 pandemic, and, therefore, have chosen this over an in-person meeting. We ensure that at our virtual annual meeting, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. These procedures include the ability for shareholders to ask questions during the course of the meeting, post appropriate questions received during the meeting for review by other participants, review our corresponding answers to such questions on our Investors Relations website at www.pipersandler.com as soon as possible after the meeting and access technical support staff during the meeting in the event of difficulties arising from the use of the virtual meeting platform. We evaluate annually the method of holding the annual meeting, taking into consideration the above factors as well as the proposed agenda items.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 18,274,008 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the virtual meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

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  you are present and vote in person at the virtual meeting; or

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  you have properly and timely submitted your proxy as described below under "How do I submit my proxy?"

Questions and Answers

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your "proxy vote." Two executive officers have been designated as proxies for our 2021 annual meeting of shareholders. These executive officers are John W. Geelan and Timothy L. Carter.

If I received a one-page Notice of Internet Availability of Proxy Materials, how can I receive a full set of printed proxy materials?

As permitted by SEC rules and regulations, we have elected to provide access to our proxy materials over the Internet to record owners and any beneficial owners of our stock who have not previously requested printed proxy materials, which reduces our costs and the environmental impact of our annual meeting. The Notice of Internet Availability of Proxy Materials contains instructions on how to request a printed set of proxy materials, which we will provide to shareholders upon request at no cost to the requesting shareholder within three business days after receiving the request.

How can I get electronic access to the proxy materials if I don't already receive them via e-mail?

To get electronic access to the proxy materials, you will need your control number, which was provided to you in the Notice of Internet Availability of Proxy Materials or the proxy card included in your printed set of proxy materials. Once you have your control number, you may either go to www.proxyvote.com and enter your control number when prompted, or send an e-mail requesting electronic delivery of the materials to sendmaterial@proxyvote.com.

What is the difference between a shareholder of record and a "street name" holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under "How do I submit my proxy?"

How do I submit my proxy?

If you are a shareholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

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  through the Internet using www.proxyvote.com;

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  if you request a full set of the proxy materials, you may vote over the telephone by calling a toll-free number; or

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  if you receive a paper copy of the proxy card after requesting the proxy materials by mail, you may sign, date and mail the proxy card.

Questions and Answers

To vote by Internet or telephone, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for shareholders of record. However, if you request the proxy materials by mail after receiving a Notice of Internet Availability of Proxy Materials from your broker, bank, trust or other nominee, you will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under "How do I submit my proxy?"

Can I vote my shares at the virtual meeting?

All shareholders as of the record date may vote during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/PIPR2021 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials). Even if you currently plan to attend the virtual meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the virtual meeting. If you submit your vote by proxy and later decide to vote at the annual meeting, the vote you submit at the virtual meeting will override your proxy vote.

What if I do not specify how I want my shares voted?

If you are a shareholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares in accordance with the recommendations of the Board as follows:

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  FOR all nine of the nominees for director;

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  FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Sandler Companies for the year ending December 31, 2021; and

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  FOR the advisory (non-binding) approval of the compensation of our officers included in this proxy statement.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be "uninstructed." New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote "uninstructed" shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending

Questions and Answers

December 31, 2021, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2021, the rules permit member brokers (other than our broker-dealer subsidiary, Piper Sandler & Co.) to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a "broker non-vote." For more information regarding the effect of broker non-votes on the outcome of the vote, see below under "How are votes counted?"

Our broker-dealer subsidiary, Piper Sandler & Co., is a member broker of the New York Stock Exchange and may be a shareholder of record with respect to shares of our common stock held in street name on behalf of Piper Sandler & Co. clients. Because Piper Sandler & Co. is our affiliate, New York Stock Exchange rules prohibit Piper Sandler & Co. from voting uninstructed shares even on routine matters. Instead, Piper Sandler & Co. may vote uninstructed shares on such matters only in the same proportion as the shares represented by the votes cast by all shareholders of record with respect to such matters.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

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  by submitting a later-dated proxy by Internet or telephone before 11:59 p.m., Eastern Time, on Thursday, May 20, 2021 for shares you hold directly, or 11:59 p.m., Eastern Time, on Tuesday, May 18, 2021 for shares you hold in a retirement plan;

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  by submitting a later-dated proxy to the corporate secretary of Piper Sandler Companies, which must be received by us before the time of the annual meeting;

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  by sending a written notice of revocation to the corporate secretary of Piper Sandler Companies, which must be received by us before the time of the annual meeting; or

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  by voting during the webcast of the virtual meeting by visiting www.virtualshareholdermeeting.com/PIPR2021 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

What vote is required to approve each proposal included in the notice of meeting?

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  The nine director nominees who receive the most votes cast at the meeting in person or by proxy will be elected, subject to our majority voting standard in uncontested director elections as further described in the section above titled "Information Regarding the Board of Directors and Corporate Governance—Majority Voting Standard and Director Resignation Policy."

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  The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor.

Questions and Answers
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  If the advisory (non-binding) vote on the compensation of our officers included in this proxy statement receives more votes "for" than "against," then it will be deemed to be approved.

The advisory votes on the compensation of our officers (which was last held at the 2020 annual meeting of shareholders) is not binding on us or the Board, but we will consider the shareholders' advisory input on this matter when establishing compensation for our executive officers in future years.

How are votes counted?

You may either vote "FOR," "AGAINST," or "ABSTAIN" with respect to each director nominee's election. You may vote "FOR," "AGAINST" or "ABSTAIN" on the ratification of the election of Ernst & Young LLP as our independent auditor for the year ending December 31, 2021 and the advisory say-on-pay vote. If you properly submit your proxy but abstain from voting on any of the proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under "What if I do not specify how I want my shares voted?"

With respect to the vote on each director nominee, under our bylaws' majority voting standard, each director nominee in an uncontested election will be elected by the vote of a majority of the votes cast with respect to that director's election. For these purposes, a majority of votes cast means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. Abstentions, a failure to vote, and broker non-votes will not be counted as votes cast either "for" or "against" a director's election, and will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. With respect to the proposal to approve the advisory (non-binding) say-on-pay vote, if you abstain from voting or if you do not vote your shares or submit voting instructions, this will have no effect on the outcome of the vote.

How can I attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the virtual annual meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/PIPR2021 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

Who pays for the cost of proxy preparation and solicitation?

Piper Sandler pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have retained Morrow Sodali LLC to assist in the solicitation of proxies for the annual meeting for a fee of approximately $10,000 plus reimbursement of out-of-pocket expenses. We

Questions and Answers

are soliciting proxies primarily through the distribution of Notices of Internet Availability of Proxy Materials. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

Questions and Answers

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of shareholders, the written proposal must be received at our principal executive offices on or before December 9, 2021. The proposal should be addressed to Piper Sandler Companies, Attention: John W. Geelan, Secretary, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402. The proposal must comply with SEC rules and regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to otherwise be properly brought before the 2022 annual meeting, a shareholder's notice of the matter the shareholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than January 21, 2022, and no later than February 20, 2022.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at Piper Sandler Companies, Attention: Investor Relations, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402, (612) 303-5607. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

Questions and Answers

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of Piper Sandler.

John W. Geelan Secretary

Dated: April 8, 2021

APPENDIX A
RECONCILIATION OF U.S. GAAP FINANCIAL PERFORMANCE FIGURES
TO ADJUSTED NON-GAAP FINANCIAL INFORMATION

This proxy statement includes several "adjusted" financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), including adjusted net revenues, adjusted net income, adjusted earnings per diluted common share, and adjusted return on average common shareholders' equity. The corresponding reconciliations of these non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included below.

These non-GAAP financial measures include adjustments to exclude (1) revenues and expenses related to noncontrolling interests, (2) interest expense on long-term financing, (3) amortization of intangible assets related to acquisitions, (4) compensation and non-compensation expenses from acquisition-related agreements, (5) acquisition-related restructuring and integration costs, and (6) discontinued operations. The adjusted weighted average diluted common shares outstanding used in the calculation of adjusted earnings per diluted common share contains an adjustment to include the common shares for unvested restricted stock awards with service conditions granted pursuant to the acquisitions of Sandler and the Valence Group.

Management believes that presenting these results and measures on an adjusted basis in conjunction with the corresponding U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. These adjusted figures are also used by the Compensation Committee of our Board of Directors when reviewing business and individual executive officer performance and determining annual incentive compensation. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP.

Net Revenues:

A reconciliation of adjusted net revenues to U.S. GAAP net revenues for each of our fiscal years ended December 31, 2020 and 2019 ("fiscal 2020" and "fiscal 2019," respectively) (in thousands):

	Twelve Months Ended
	December 31, 2020	December 31, 2019
U.S. GAAP net revenues	$1,238,213	$834,566
Adjustments:
Revenue related to noncontrolling interests(1)	$(12,881)	$(10,769)
Interest expense on long-term financing	$9,628	$1,848
Adjusted net revenues	$1,234,960	$825,645

(1)
Noncontrolling interests include revenue from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.

Appendix A

Net Income:

A reconciliation of adjusted net income to U.S. GAAP net income applicable to Piper Sandler Companies for each of fiscal 2020 and fiscal 2019 (in thousands):

	Twelve Months Ended
	December 31, 2020	December 31, 2019
U.S. GAAP net income applicable to Piper Sandler Companies	$40,504	$111,711
Adjustment to exclude net income from discontinued operations	—	$23,772
Net income from continuing operations	$40,504	$87,939
Adjustments:
Compensation from acquisition-related agreements	$85,940	$4,124
Acquisition-related restructuring and integration costs	$8,712	$10,770
Amortization of intangible assets related to acquisitions	$33,383	$3,250
Non-compensation expenses from acquisition-related agreements	$9,016	$114
Adjusted net income	$177,555	$106,197

Earnings Per Diluted Common Share:

A reconciliation of adjusted earnings per diluted common share to U.S. GAAP earnings per diluted common share for each of fiscal 2020 and fiscal 2019:

	Twelve Months Ended
	December 31, 2020	December 31, 2019
U.S. GAAP earnings per diluted common share	$2.72	$7.69
Adjustment to exclude net income from discontinued operations	—	$1.65
Income from continuing operations	$2.72	$6.05
Adjustment for inclusion of unvested acquisition-related stock	$(1.89)	—
Adjustment related to participating shares(1)	—	$0.04
	$0.83	$6.09
Adjustments:
Compensation from acquisition-related agreements	$5.76	$0.29
Acquisition-related restructuring and integration costs	$0.58	$0.75
Amortization of intangible assets related to acquisitions	$2.24	$0.23
Non-compensation expenses from acquisition-related agreements	$0.61	$0.01
Adjusted earnings per diluted common share	$10.02	$7.36

(1)
The adjustment related to participating shares excludes the impact of the annual special cash dividend paid in the first quarter of fiscal 2019.

Appendix A

Weighted Average Diluted Common Shares Outstanding:

A reconciliation of adjusted weighted average diluted common shares outstanding to U.S. GAAP weighted average diluted common shares outstanding for each of fiscal 2020 and fiscal 2019 (in thousands):

	Twelve Months Ended
	December 31, 2020	December 31, 2019
U.S. GAAP weighted average diluted common shares outstanding	14,901	13,937
Adjustment:
Unvested acquisition-related restricted stock with service conditions	2,814	—
Adjusted weighted average diluted common shares outstanding	17,715	13,937

Adjusted Return on Average Common Shareholders' Equity:

Adjusted return on average common shareholders' equity is computed by dividing adjusted net income for the last 12 months by average monthly common shareholders' equity.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on Thursday, May 20, 2021, for shares held directly and by 11:59 P.M. Eastern Time on Tuesday, May 18, 2021, for shares held in a retirement plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 800 NICOLLET MALL SUITE 900 MAIL STOP J12NSH MINNEAPOLIS, MN 55402 During The Meeting - Go to www.virtualshareholdermeeting.com/PIPR2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on Thursday, May 20, 2021, for shares held directly and by 11:59 P.M. Eastern Time on Tuesday, May 18, 2021, for shares held in a retirement plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D43517-P50162 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PIPER SANDLER COMPANIES The Board of Directors recommends you vote FOR the following proposals: 1.Election of Directors Nominees: For Against Abstain       1a. Chad R. Abraham For Against Abstain 2.Ratification of the selection of Ernst & Young LLP as the independent auditor for the fiscal year ending December 31, 2021.    1b. Jonathan J. Doyle    1c. William R. Fitzgerald 3. An advisory (non-binding) vote to approve the compensation of the officers disclosed in the enclosed proxy statement, or say-on-pay vote.       1d. Victoria M. Holt    1e. Thomas S. Schreier Note: To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.    1f. Sherry M. Smith    1g. Philip E. Soran    1h. Brian R. Sterling    1i. Scott C. Taylor Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS Friday, May 21, 2021 2:00 p.m. (Central Time) Piper Sandler Companies Virtually at www.virtualshareholdermeeting.com/PIPR2021 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.pipersandler.com/proxymaterials. D43518-P50162 PIPER SANDLER COMPANIES PROXY FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I appoint John W. Geelan and Timothy L. Carter, together and separately, as proxies, to vote all shares of common stock that I have power to vote at the Annual Meeting of Shareholders to be held on May 21, 2021, virtually at www.virtualshareholdermeeting.com/PIPR2021 and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, and they may name others to take their place. This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy card will be voted FOR the election of each of the nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side

Your Vote Counts! PIPER SANDLER COMPANIES 2020 Annual Meeting May 21, 2021 As an investor in this security, you have the right to vote on important issues. Make your voice heard now! Vote Common Shares by: May 20, 2021 Vote Plan Shares by: May 18, 2021 Control Number: This email represents the following share(s): PIPER SANDLER COMPANIES – COMMON Important Materials: Annual Report Proxy Statement For holders as of March 25, 2021 Why Should I Vote? Make your voice heard on critical issues like board elections and executive compensation. The outcome of the vote can affect the value of your shares.